UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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☐  Soliciting Material Pursuant to §240.14a-12

ARIAD Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HARVEY J. BERGER, M.D. CHAIRMAN AND CHIEF EXECUTIVE OFFICER

April 30, 2010
Dear Fellow Investor,
I am pleased to invite you to attend our 2010 annual meeting of stockholders, which will be held on Thursday, June 24, 2010, beginning at 10:00 a.m., Eastern Time, at our corporate offices in Cambridge, Massachusetts.
This year, you are being asked to vote on two proposals: to elect two directors nominated by the Board of Directors upon the recommendation of our Nominating and Corporate Governance Committee and to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Your Board of Directors urges you to read the accompanying proxy statement carefully and recommends that you vote “FOR” each of these proposals.
At the meeting, we also will report on ARIAD’s development and business plans for 2010. We will provide you with an opportunity to meet members of our management team and Board of Directors and will respond to questions that you may have.
We hope that you will be able to join us at our annual meeting. Whether or not you expect to attend, it is important that your shares be represented. You may vote by attending the meeting in person, mailing a completed proxy card, or, if your proxy card or voter instruction form so indicates, by the phone or the Internet.
To register for the meeting, please contact our investor relations office at 617-494-0400, extension 2208, or send an e-mail to investor@ariad.com. Directions to our offices can be found on our website at www.ariad.com.
I look forward to seeing you at this year’s annual meeting.
Sincerely yours,
Harvey J. Berger, M.D.
ARIAD PHARMACEUTICALS, INC.
26 LANDSDOWNE STREET • CAMBRIDGE, MASSACHUSETTS 02139-4234 • TELEPHONE 617 494 0400 • FACSIMILE 617 494 1828

ARIAD PHARMACEUTICALS, INC.
26 Landsdowne Street
Cambridge, Massachusetts 02139-4234

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
JUNE 24, 2010
10:00 a.m. Eastern Time
The 2010 annual meeting of stockholders (“Annual Meeting”) of ARIAD Pharmaceuticals, Inc. (“ARIAD” or the “Company”) will be held on Thursday, June 24, 2010 at 10:00 a.m. Eastern Time, at our corporate offices located at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. The purposes of the Annual Meeting, as more fully described in the accompanying proxy statement, are:
1.	To elect two Class 1 directors to serve on the Board of Directors (“Board”) until the 2013 annual meeting;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Only those holders of our common stock of record as of the close of business on April 28, 2010 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting. A total of 109,459,191 shares of our common stock were issued and outstanding as of that date. Each share of common stock entitles its holder to one vote. Cumulative voting of shares of common stock is not permitted.
For the ten-day period immediately prior to the Annual Meeting, the list of stockholders entitled to vote will be available for inspection at our offices, for such purposes as are set forth in the General Corporation Law of the State of Delaware.

By Order of the Board of Directors,

Raymond T. Keane, Esq.
Senior Vice President, General Counsel and Secretary

April 30, 2010
Your vote is important. You may vote your shares in person at the Annual Meeting. If you do not expect to attend the Annual Meeting or if you do plan to attend but wish to vote by proxy, you may vote by: (1) mailing a completed proxy card, (2) calling the toll-free number, if one is listed on the proxy card or voter instruction form, or (3) using the Internet, if indicated on the proxy card or voter instruction form.

TABLE OF CONTENTS

Page
GENERAL INFORMATION ABOUT THE MEETING	1
Why am I receiving these materials?	1
What are included in these documents?	1
What am I voting on at the Annual Meeting?	1
What are the Board’s voting recommendations?	1
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	2
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	2
How can I get electronic access to the proxy materials?	2
Who may vote at the Annual Meeting?	3
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?	3
How do I vote?	3
How are proxies voted?	3
Can I change or revoke my vote?	3
What happens if I do not give specific voting instructions?	4
Which ballot measures are considered “routine” or “non-routine”?	4
What is the quorum requirement for the Annual Meeting?	4
What is the voting requirement to approve each of the proposals?	4
How are broker non-votes and abstentions treated?	4
Is voting confidential?	5
Who counts the votes?	5
Where can I find the voting results of the Annual Meeting?	5
Who is paying for the cost of this proxy solicitation?	5
How can I attend the Annual Meeting?	5
Can I view the Annual Meeting on the Internet?	5
BOARD OF DIRECTORS	6
Nominees for Class 1 Directors (Term to Expire in 2013)	6
Continuing Class 2 Directors (Term to Expire in 2011)	7
Continuing Class 3 Directors (Term to Expire in 2012)	8
The Board’s Leadership Structure	9
The Role of the Board in Risk Oversight	9
Compensation Practices and Policies Relating to Risk Management	10
Director Independence	10
Board Committees	11
Compensation Committee Interlocks and Insider Participation	13
Director Compensation	14
CORPORATE GOVERNANCE	16
Corporate Governance Guidelines	16

i

TABLE OF CONTENTS
(continued)

-ii-

ARIAD PHARMACEUTICALS, INC.
26 Landsdowne Street
Cambridge, Massachusetts 02139-4234

PROXY STATEMENT
FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE MEETING
Why am I receiving these materials?
ARIAD has made these materials available to you in connection with its solicitation of proxies for use at the Annual Meeting, to be held on Thursday, June 24, 2010, at 10:00 a.m., Eastern Time, and at any adjournments or postponements thereof. These materials are first being sent or given to stockholders on May 14, 2010. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at ARIAD’s corporate offices, located at the address shown above.
What are included in these materials?
These materials include:
•	This Proxy Statement for the Annual Meeting, and

•	ARIAD’s 2009 Annual Report, which includes the Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission (“SEC”) on March 16, 2010 (“Annual Report”).
If you requested printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.
What am I voting on at the Annual Meeting?
You are voting on:
•	The election of two Class 1 directors to serve on the Board until the 2013 annual meeting (Proposal No. 1),

•	Ratification of the selection of Deloitte & Touche LLP as ARIAD’s independent registered public accounting firm for 2010 (Proposal No. 2), and

•	Any other business properly coming before the meeting.
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:
•	“FOR” each of the nominees to the Board (Proposal No. 1), and

•	“FOR” ratification of the selection of Deloitte & Touche LLP as ARIAD’s independent registered public accounting firm for 2010 (Proposal No. 2).

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, ARIAD has elected to provide access to its proxy materials over the Internet. Accordingly, ARIAD is sending a Notice of Internet Availability of Proxy Materials (“Notice”) to its stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. ARIAD believes this process will reduce printing, postage, and environmental costs for distributing paper copies of its proxy materials and encourages stockholders to take advantage of the availability of the proxy materials on the Internet.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
ARIAD has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, ARIAD is delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless ARIAD has received contrary instructions from one or more of the stockholders. This procedure reduces ARIAD’s printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, ARIAD will promptly deliver a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which ARIAD delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call our transfer agent, Computershare Trust Company, N.A. (“Computershare”), at the following address and telephone number:
Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078
877-282-1168
Stockholders who hold shares in “street name” (as more fully described on the next page) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:
•	View ARIAD’s proxy materials for the Annual Meeting on the Internet, and

•	Instruct ARIAD to send future proxy materials to you electronically by e-mail.
ARIAD’s proxy materials are available at www.proxyvote.com as well as in the Investors/News section of our website at www.ariad.com under the heading “SEC Filings.” We also offer our stockholders the opportunity to receive stockholder communications electronically.
Choosing to receive future proxy materials by e-mail will save ARIAD the cost of printing and mailing documents to you and will reduce the impact of ARIAD’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. If you have any questions about electronic delivery, please e-mail us at investor@ariad.com or call our investor relations office at 617-494-0400, extension 2208.

Who may vote at the Annual Meeting?
Each share of ARIAD’s common stock has one vote on each matter. Only stockholders of record as of the close of business on April 28, 2010 (“Record Date”) are entitled to receive notice of, to attend, and to vote at the Annual Meeting. As of the Record Date, there were 109,459,191 shares of ARIAD’s common stock issued and outstanding, held by 472 holders of record.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholder of Record. If your shares are registered directly in your name with ARIAD’s transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and ARIAD sent the Notice directly to you. If you request printed copies of the proxy materials by mail, you will receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.
How do I vote?
You can either vote in person at the meeting or by proxy without attending the meeting. Most stockholders have three options for casting their votes by proxy: (1) using the Internet, (2) by telephone, or (3) by mail. If you received your Annual Meeting materials by mail, please follow the voting instructions on your proxy card. If you received your Annual Meeting materials electronically, please follow the voting instructions that were e-mailed to you. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on June 23, 2010.
If you hold your ARIAD stock in “street name,” your ability to vote by telephone or over the Internet depends upon your broker’s voting process. Please follow the instructions on your voter instruction form carefully.
Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the meeting and you hold your ARIAD stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
How are proxies voted?
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
Can I change or revoke my vote?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. Once you vote by proxy, you may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your proxy be revoked by delivering to ARIAD’s General Counsel at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234 a written notice of revocation prior to the Annual Meeting.

What happens if I do not give specific voting instructions?
Stockholder of Record. If you are a stockholder of record and you:
•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or

•	Sign and return a proxy card without giving specific voting instructions.
then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. See the section “Miscellaneous” on the last page of this Proxy Statement.
Beneficial Owner of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
The ratification of the appointment of Deloitte & Touche LLP as ARIAD’s independent registered public accounting firm for 2010 (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters; therefore, no broker non-votes are expected to exist in connection with Proposal No. 2.
The election of directors (Proposal No. 1) is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters; therefore, there may be broker non-votes on Proposal No. 1.
What is the quorum requirement for the Annual Meeting?
The holders of one-third of the shares entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting for the transaction of business. This is called a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
What is the voting requirement to approve each of the proposals?
For Proposal No. 1, the affirmative vote of a plurality of the shares of common stock cast by the stockholders present in person or represented by proxy at the Annual Meeting is required to elect the nominees for election as Class 1 directors.
For Proposal No. 2, the affirmative vote of a majority of the votes cast by the stockholders entitled to vote and who are present in person or represented by proxy at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.
How are broker non-votes and abstentions treated?
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Broker non-votes and abstentions have no effect on Proposal No. 1 relating to the election of directors. In the case of Proposal No. 2 to ratify the selection of our independent registered public accounting firm for 2010, because broker non-votes and abstentions are not considered to be votes cast, they will have no effect on the vote for this proposal.

Is voting confidential?
We will keep all the proxies, ballots, and voting tabulations private. We only allow the inspectors of the election to examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.
Who counts the votes?
A representative from Broadridge Financial Solutions, Inc. (“Broadridge”) will serve as the inspector of the election and will count the votes represented by proxies cast by ballot, telephone, and the Internet.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published by ARIAD on a Form 8-K, which ARIAD is required to file with the SEC by June 30, 2010. Once filed, the Form 8-K will be publicly accessible on the Investors/News section of our website at www.ariad.com under the heading “SEC Filings.”
Who is paying for the cost of this proxy solicitation?
ARIAD is paying the costs of the solicitation of proxies. ARIAD must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:
•	Forwarding the Notice to beneficial owners,

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them, and

•	Obtaining beneficial owners’ voting instructions.
In addition to soliciting proxies by mail, certain of ARIAD’s directors, officers, and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile, or e-mail on ARIAD’s behalf.
How can I attend the Annual Meeting?
Attendance at the Annual Meeting is limited to stockholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Eastern Time, and each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date. When you arrive, signs will direct you to the appropriate meeting room. The use of computers, cell phones, pagers, recording or photographic equipment is not permitted in the meeting room at the Annual Meeting.
Can I view the Annual Meeting on the Internet?
If you cannot attend the Annual Meeting in person, you may view a live webcast of the Annual Meeting. If you choose to view the webcast, visit the Investors/News section of our website, www.ariad.com, shortly before the meeting time and follow the instructions for downloading the webcast. If you miss the Annual Meeting, you can view a replay of the webcast at www.ariad.com until July 23, 2010.

BOARD OF DIRECTORS
The Board currently consists of seven members classified into three classes. Listed below are ARIAD’s seven directors by class. At each annual meeting of stockholders, the term for one class of directors expires, and directors are elected for a full term of three years to succeed the directors of such class. This year, the Board is proposing the election of two Class 1 Directors. Upon election of the nominated directors, the Board will have seven members. At the Annual Meeting, proxies can be voted for a greater number of individuals than the two nominees named in this Proxy Statement.

			Age as of
			the Annual	Director
Class	Name	Position with ARIAD	Meeting	Since
1	Athanase Lavidas, Ph.D.	Lead Director	62	2003
	Massimo Radaelli, Ph.D.	Director	52	2008
2	Jay R. LaMarche	Director	63	1992
	A. Collier Smyth, M.D.	Director	65	2009
	Robert M. Whelan, Jr.	Director	58	2010
3	Harvey J. Berger, M.D.	Chairman of the Board, Chief Executive Officer and President	60	1991
	Wayne Wilson	Director	61	2008
Set forth below is certain biographical information for the nominees for Class 1 directors up for election at this Annual Meeting, as well as for each of the continuing Class 2 and Class 3 directors whose terms expire at the annual meeting in either 2011 or 2012, respectively, or at such time as such director’s successor is duly elected and qualified.
Nominees for Class 1 Directors (Term to Expire in 2013)
Athanase Lavidas, Ph.D. has been the Chairman and Chief Executive Officer of the Lavipharm Group, a pharmaceutical, cosmetics and consumer health products company in Greece, since 1976. Dr. Lavidas is also Chairman of the Greece-U.S. Business Council and Vice Chairman of the Hellenic Federation of Enterprises, responsible for International Affairs.
Dr. Lavidas has been a member of ARIAD’s Board since September 2003 and its lead director since November 2008. He is Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Dr. Lavidas brings to the Board over thirty years of international pharmaceutical industry experience in strategic development and operational management, making him highly qualified to be the Board’s lead director. Dr. Lavidas has expertise in the research, development and commercialization of innovative drug products, as well as global pharmaceutical and biotechnology collaborations.
Dr. Lavidas received his B.S. and M.S. in chemistry from the University of Munich, his M.B.A. from the Institut Superieur de Marketing et de Management in Paris and his Ph.D. degree in pharmaceutical chemistry from the University of Athens.
Massimo Radaelli, Ph.D. is the Chairman and Chief Executive Officer of Bioakos Pharma, a specialty pharmaceutical company based in Florence, Italy. Dr. Radaelli brings over twenty-five years of industry experience to ARIAD’s Board, including senior leadership positions with major pharmaceutical companies. Prior to joining Bioakos in May 2009, Dr. Radaelli was President and Chief Executive Officer of Dompé International SA, the international pharmaceutical company of the Dompé Group. He joined Dompé in 1996 as director of corporate business development. Previously, Dr. Radaelli held various sales and marketing positions at the Dupont-Merck Pharmaceutical Company, the Menarini Group, and Hoffman-La Roche Ltd.

Dr. Radaelli has been a member of ARIAD’s Board since October 2008. He is chair of the Compensation Committee and a member of the Audit Committee. Dr. Radaelli also serves as a director of Arriani International, SA, the international subsidiary of Arriani Pharmaceuticals, a leading pharmaceutical company in southeastern Europe.
Dr. Radaelli brings to the Board sophistication in financial and accounting matters, as well as significant strategic and operational industry experience, including expertise in pharmaceutical business development, strategic planning, alliance management, and new product development and commercialization.
Dr. Radaelli received a University Degree in pharmaceutical sciences and a Ph.D. in clinical pharmacology from the University of Milan and an Executive Master of Business from Bocconi University of Milan.
Continuing Class 2 Directors (Term to Expire in 2011)
Jay R. LaMarche is a retired financial executive who brings to ARIAD’s Board over thirty years of financial and senior operating experience. He has served ARIAD for over eighteen years and in executive leadership positions including Chief Financial Officer and Treasurer from January 1992 to November 2000 and Executive Vice President from March 1997 to November 2000. Mr. LaMarche was ARIAD’s Senior Vice President, Finance from January 1992 to February 1997. Prior to joining ARIAD, he was Chief Financial Officer and a director of ChemDesign Corporation, a fine chemicals manufacturer. Previously, Mr. LaMarche was an audit partner with Deloitte Haskins & Sells, a public accounting firm. Mr. LaMarche also served as an officer in the United States Navy.
Mr. LaMarche has been a member of ARIAD’s Board since January 1992. He is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. LaMarche provides the Board with an extensive knowledge of ARIAD’s operations, as well as expertise in financial and accounting issues, particularly as they relate to the pharmaceutical and biotech industry. Mr. LaMarche’s management experience and financial background serve him well in providing guidance concerning ARIAD’s operations and business strategy.
Mr. LaMarche received his B.B.A. degree in Public Accountancy from the University of Notre Dame.
A. Collier Smyth, M.D. has approximately fifteen years of pharmaceutical industry experience and twenty years of experience as a board certified medical oncologist. Dr. Smyth most recently served as Senior Vice President of Medical Strategy — Oncology at Bristol-Myers Squibb Company (“BMS”), a pharmaceutical company, from 2006 until his retirement in early 2009. While at BMS, Dr. Smyth was Senior Vice President, Medical Strategy — Oncology/Immunoscience from 2004 to 2006, Senior Vice President, Oncology Medical Affairs from 2000 to 2004, and Vice President, Oncology/Immunology Medical Affairs from 1996 to 2000. In these positions, he led oncology medical affairs in the U.S., directed multiple oncology drug launches, and oversaw medical strategy, clinical operations, regulatory affairs, quality assurance and compliance in the oncology division. Prior to joining BMS, Dr. Smyth served as Vice President, Medical Affairs with American Oncology Resources, Inc., now U.S. Oncology, a cancer health care network, and was the founder and president of New Hampshire Oncology/Hematology, the first office-based medical oncology practice in New Hampshire.
Dr. Smyth has been a member of ARIAD’s Board since April 2009. He is a member of the Compensation Committee. Dr. Smyth is also a member of the boards of directors of EpiCept Corporation, a specialty pharmaceutical company that focuses on fulfilling unmet medical needs in cancer treatment and pain management, and ClinOps, LLC, a clinical research organization. As a former pharmaceutical executive and practicing medical oncologist, Dr. Smyth brings to the Board valuable scientific and medical experience, as well as knowledge of the interface between medical and business strategies.
Dr. Smyth received a B.S. degree in chemical engineering from Lehigh University and an M.D. from

Johns Hopkins School of Medicine. He completed his residency in medicine at Beth Israel Hospital, Harvard Medical School and his oncology fellowship at the National Cancer Institute.
Robert M. Whelan, Jr. has over thirty-five years of investment banking experience working predominantly with high technology and healthcare companies. He is currently a business and financial advisor. From 2001 to 2005, Mr. Whelan served as Managing Director of Valuation Perspectives, Inc., a consulting firm. Prior to that, he held a number of senior-level positions at various investment banking and brokerage firms. Mr. Whelan was Vice Chairman of Prudential Volpe Technology Group, the technology investment banking and research division of Prudential Securities. Prior to Prudential Volpe, he was Chief Operating Officer, Managing Director, board member and Head of Investment Banking of Volpe Brown Whelan & Company, a private technology and healthcare investment banking, brokerage and asset management firm. Volpe Brown Whelan & Company was acquired by Prudential Securities in late 1999.
From 2008 to 2009, Mr. Whelan was a Fellow at the Harvard University Advanced Leadership Initiative, an innovative year-long program aimed at providing a rigorous educational curriculum for exceptional leaders who have reached the height of their professions and are seeking to contribute their skills to solve global social problems.
Mr. Whelan currently serves as a director of Leerink Swann, L.L.C. He also serves as a director of Growth Capital Partners L.P., an advisory and asset management firm based in Houston, Texas. He is a former member of the board of directors of Coastal Enterprise Ventures, a socially responsible venture fund in Portland, Maine.
Mr. Whelan has been a member of ARIAD’s Board since April 2010. Effective May 1, 2010, he will serve on the Audit and Compensation Committees. His extensive investment banking experience provides him with a wealth of knowledge in dealing with financial, accounting and regulatory matters and offers the Board insights into the views of shareholders, investors, analysts and others in the financial community. His service on boards of other companies positions him well to serve as a member of ARIAD’s Board.
Mr. Whelan received a B.A. in history from Dartmouth College and a M.B.A. from Stanford University Graduate School of Business.
Continuing Class 3 Directors (Term to Expire in 2012)
Harvey J. Berger, M.D. is ARIAD’s principal founder and has served as its Chairman of the Board and Chief Executive Officer since April 1991. He served as ARIAD’s President from April 1991 to September 2003 and from December 2004 to present. From 1986 to 1991, Dr. Berger held a series of executive management positions at Centocor, Inc., a biotechnology company, including Executive Vice President and President, Research and Development Division. He has also held senior academic and administrative appointments at Emory University, Yale University and the University of Pennsylvania and was an Established Investigator of the American Heart Association. Dr. Berger currently serves as a member of the Dean’s Council of Yale School of Medicine.
Dr. Berger brings to ARIAD’s Board a deep historical and practical knowledge of the business of ARIAD and its technologies, as well as years of expertise in the medical, scientific, financial and biopharmaceutical arenas, making him uniquely qualified to lead the Board.
Dr. Berger has been actively engaged in ARIAD’s strategy and operations since its inception. Under his leadership, ARIAD has attracted and maintained talent, secured ongoing financing, and developed a pipeline of promising drug candidates. ARIAD benefits from his strategic direction of its research and development programs and his perspective regarding strategic and operational opportunities and challenges.
Dr. Berger received his A.B. degree in Biology from Colgate University and his M.D. degree from Yale University School of Medicine. He obtained further medical and research training at the Massachusetts General Hospital and Yale-New Haven Hospital.

Wayne Wilson has over thirty years of business, financial, and accounting experience. He has been an independent business advisor since 2002. From 1995 to 2002, he served in various roles, including as President, Chief Operating Officer, and Chief Financial Officer, at PC Connection, Inc., a Fortune 1000, direct marketer of information technology products and services. From 1986 to 1995, Mr. Wilson was a partner in the assurance and advisory services practice of Deloitte & Touche LLP following service in various manager and staff roles since 1978.
Mr. Wilson has been a member of ARIAD’s Board since October 2008. He is chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Wilson is also a member of the boards of directors of Hologic, Inc., a medical diagnostics and device company focusing on women’s health, and Edgewater Technology, Inc., a technology management consulting firm. He previously served as a director of Cytyc Corporation, a medical diagnostics and device company. Mr. Wilson brings substantial general business and financial expertise to ARIAD’s Board as well as its Audit Committee. His background and extensive experience in financial accounting and reporting make him well versed in accounting principles and financial reporting rules and regulations, and he is well equipped to evaluate financial results and generally oversee the financial reporting process of a publicly traded corporation.
Mr. Wilson received an A.B. degree in political science from Duke University and an M.B.A. from the University of North Carolina at Chapel Hill. He is a certified public accountant in New Hampshire and North Carolina.
The Board’s Leadership Structure
ARIAD is led by Harvey J. Berger, M.D., who has served as our Chairman of the Board (“Chairman”) and Chief Executive Officer since April 1991. We believe that the structure of our Board facilitates efficient communication between our directors and management team. We believe this leadership structure is appropriate because of the efficiencies achieved in having the role of Chairman and Chief Executive Officer combined, and because the detailed knowledge of our day-to-day operations and business that Dr. Berger possesses greatly enhances the decision-making processes of the Board as a whole.
Our Corporate Governance Guidelines require the election of an independent lead director to serve during any period when there is no independent Chairman. Our directors have selected Athanase Lavidas, Ph.D. to serve as our lead director, and he has served as the lead director since November 2008. A more detailed description of the roles and responsibilities of the Chairman and the lead director is set forth in our Corporate Governance Guidelines, which is publicly available on the Investors/News section of our website at www.ariad.com under the heading “Corporate Governance.”
The Role of the Board in Risk Oversight
As set forth in the Corporate Governance Guidelines, one of the Board’s functions is oversight of risk management at ARIAD. Risks vary in many ways, including the ability of the Company to anticipate and understand the risk, the types of adverse effects that could occur if an undesired event happens, and the ability of the Company to control the risk and potential adverse effects. Nevertheless, risk is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and its committees.
Management is responsible for identifying risk and risk controls related to significant business activities. The Board ensures that management’s approach to risk management is designed to support the achievement of organizational objectives, including strategic goals, to improve long-term organizational performance and enhance stockholder value. The involvement of the Board in reviewing our strategic objectives and plans is a key part of our Board’s assessment of management’s approach and tolerance to risk. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us. As part of its ongoing activities, the Board meets regularly with management to discuss ARIAD’s most significant risk exposures and ensure that the risks undertaken by management are consistent with the Company’s business strategy. In other cases, a Board committee may be responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting, and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail later on in this Proxy Statement.
Compensation Practices and Policies Relating to Risk Management
Consistent with new SEC disclosure requirements, we have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. ARIAD management assessed the Company’s compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. ARIAD does not have any programs where the ability of a participant may directly affect variability of payout. Rather, ARIAD supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company and with all levels of employees. In most cases, the compensation policies and practices are centrally designed and administered, and are substantially identical.
Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with ARIAD’s effective internal controls and the risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.
Director Independence
The Board has determined that each of our directors except Dr. Berger is an “independent director” as such term is defined by The NASDAQ Stock Market LLC (“NASDAQ”). The Board has also determined that each member of the Compensation Committee, the Audit Committee, and the Nominating and Corporate Governance Committee meets the independence requirements applicable to each such committee member prescribed by NASDAQ and the SEC. The Board has further determined that Messrs. LaMarche, Whelan, and Wilson are “audit committee financial experts” as defined in the rules of the SEC.
The Nominating and Corporate Governance Committee annually reviews the independence of all directors and reports its findings to the full Board. The Nominating and Corporate Governance Committee has reviewed each director’s status by applying the standards for director independence and the criteria to determine “audit committee financial expert” status and by evaluating self-evaluation questionnaires and other information supplied by the director or independently obtained. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to our Board upon which our Board made its determinations of each director’s status.

Board Committees
The following table lists which directors are members of the respective standing committees.

Nominating
and Corporate
Name	Audit		Compensation		Executive		Governance
Harvey J. Berger, M.D.					✓	*
Jay R. LaMarche	✓						✓
Athanase Lavidas, Ph.D.			✓		✓		✓ *
Massimo Radaelli, Ph.D.	✓		✓	*
A. Collier Smyth, M.D.			✓
Robert M. Whelan, Jr.(1)	✓		✓
Wayne Wilson	✓	*			✓		✓

*	Committee Chair

(1)	Mr. Whelan’s appointments to these committees are effective as of May 1, 2010.
Audit Committee
The Audit Committee’s primary duties and responsibilities are to:
•	Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of ARIAD,

•	Oversee that management has established and maintained processes to ensure that an adequate system of internal control is functioning within the Company,

•	Oversee that management has established and maintained processes to ensure ARIAD’s compliance with legal and regulatory requirements that may impact its financial reporting and disclosure obligations,

•	Review the independent registered public accounting firm’s qualifications and independence,

•	Appoint, compensate, and oversee the work of the independent registered public accounting firm, and

•	Pre-approve all audit and non-audit services performed by the independent registered public accounting firm.
In addition, the Audit Committee is responsible for reviewing, in consultation with our management and independent registered public accounting firm, the scope and results of (1) reviews of our quarterly financial statements, (2) audits of our annual financial statements, and (3) audits of our system of internal control over financial reporting. The Audit Committee performs other additional duties and responsibilities, including reviewing, evaluating, and approving related-person or similar transactions or relationships and recommending approval of such transactions to the disinterested and independent members of the Board, if necessary.
The Audit Committee maintains a written charter that outlines its responsibilities, which it reviews and reassesses annually and recommends any changes to the Board for approval. A copy of the Audit Committee’s charter is publicly available on the Investors/News section of our website at www.ariad.com under the heading “Corporate Governance.”
The Audit Committee met eleven times in 2009.
Please also see the Audit Committee Report, located elsewhere in this Proxy Statement.

Compensation Committee
The Compensation Committee’s responsibilities include, among other duties:
•	Assessing the performance of and approving compensation levels for ARIAD’s officers,

•	Analyzing ARIAD’s officer and director compensation plans, policies, and programs,

•	Administering ARIAD’s stock-based compensation and executive compensation plans, and

•	Reviewing and approving all proposed compensation disclosures, including the Compensation Discussion and Analysis (“CD&A”) for inclusion in our proxy statement.
As Chief Executive Officer, Dr. Berger recommends compensation decisions involving our other officers and discusses these recommendations and related matters, including reviewing these officers’ performance, with the Compensation Committee. Dr. Berger actively participates during Compensation Committee meetings discussing compensation actions involving his direct reports. The Compensation Committee determines Dr. Berger’s compensation in an executive session without Dr. Berger present and makes recommendations to the Board on these matters.
The Chair of the Compensation Committee determines the agenda for its meetings in conjunction with Dr. Berger. At each meeting, the Compensation Committee has the opportunity to meet in executive session and does so when the Committee deems it necessary or appropriate. The Compensation Committee’s Chair reports the Committee’s recommendations on executive compensation to the Board. How the Compensation Committee reviews and sets executive compensation is described in more detail in the CD&A section located elsewhere in this Proxy Statement.
ARIAD, with the Compensation Committee’s concurrence, retains an independent compensation consultant to provide market compensation data to management and the Compensation Committee regarding officer and director compensation, including evaluation of peer compensation practices and general industry best practices, and its view regarding management compensation proposals. Decisions regarding executive compensation made in 2009 were informed by the analysis and input of Radford Surveys + Consulting, a business unit of Aon Corporation (“Radford”). Radford has served as ARIAD’s compensation consultant since September 2008. The consultant only provides compensation advisory services to ARIAD.
The Compensation Committee met two times in 2009.
Please also see the Compensation Committee Report, located elsewhere in this Proxy Statement.
Executive Committee
The Executive Committee reviews and, where appropriate, approves corporate action with respect to the conduct of ARIAD’s business between Board meetings. The Executive Committee’s actions are reported to the Board at its next meeting.
The Executive Committee held no meetings in 2009.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee assists the Board in:
•	Identifying and evaluating individuals to become directors,

•	Making recommendations to the Board concerning the size, structure, and composition of the Board and its committees,

•	Monitoring the process to assess the Board’s effectiveness,

•	Reviewing and assessing the adequacy of ARIAD’s corporate governance, including implementing our Corporate Code of Conduct and Ethics and our Board Conflict of Interest Policy, and

•	Overseeing matters relating to the independence (including potential conflicts of interest), education, operation, and effectiveness of the Board and its committees.
The Nominating and Corporate Governance Committee may consider candidates recommended by stockholders, as well as from other sources such as other directors or officers or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider any factors it deems relevant, including, among other factors, a candidate’s personal integrity and judgment, business and professional skills and experience, independence, knowledge of our industry and applicable laws, regulations and guidelines governing U.S. public companies, possible conflicts of interest, diversity, the extent to which the candidate would fill a priority need on the Board, the willingness of the candidate to commit sufficient time and attention to his or her duties or responsibilities as a director of a public company, and concern for the long-term interests of our stockholders. The factors generally considered by the Nominating and Corporate Governance Committee are set out in ARIAD’s Corporate Governance Guidelines, which is publicly available on the Investors/News section of our website at www.ariad.com under the heading “Corporate Governance.” In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources.
We do not have a formal policy on diversity. However, in selecting a director nominee, the Nominating and Corporate Governance Committee considers issues of diversity among Board members and seeks to find a nominee whose talents, skills, expertise and background would complement those of the existing directors.
If a stockholder wishes to recommend a candidate for director for election at our 2011 annual meeting of stockholders, such a recommendation should be submitted in writing to the Nominating and Corporate Governance Committee, c/o Raymond T. Keane, Esq., Secretary, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Any such written recommendation should include a minimum of the following:
•	All information relating to such person that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), including such person’s consent to being named in the proxy statement as a nominee and to serving as a director, if elected,

•	Certain biographical and share ownership information about the stockholder and any other proponent, including a description of derivative transactions in ARIAD’s securities occurring within the last 12 months,

•	A description of any arrangement or understanding among any of the proponents and their affiliates or any persons acting in concert with them in connection with the nomination or proposal,

•	To the extent known to each proponent, the name and address of any other stockholder supporting any such nomination or proposal of other business, and

•	Additional disclosures relating to stockholder nominees for directors as set forth in the By-laws.
Any such recommendation should be submitted in the time frame for stockholder proposals which are to be included in proxy materials for the annual meeting to be held in 2011 under the caption “Future Stockholder Proposals” set forth elsewhere in this Proxy Statement.
The Nominating and Corporate Governance Committee maintains a written charter that outlines its responsibilities, which it reviews and reassesses annually and recommends any changes to the Board for approval. A copy of the Nominating and Corporate Governance Committee’s charter is publicly available on the Investors/News section of our website at www.ariad.com under the heading “Corporate Governance.”
The Nominating and Corporate Governance Committee met two times in 2009.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2009, Drs. Lavidas, Radaelli, and Smyth served as members of our Compensation Committee. In 2009, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board or Compensation Committee. There are no family relationships between or among the members of our Board or executive officers.
Director Compensation
The non-management members of our Board receive the following compensation for the services they render to ARIAD:
•	A one-time stock option award to purchase 25,000 shares of common stock when first elected to the Board. These options vest one-third on each anniversary of the award date while the director remains in service with us. The exercise price is the closing price of our common stock as quoted on The NASDAQ Global Market on the date of grant. This award has a term of ten years subject to earlier termination.

•	A one-time stock award of 20,000 shares of common stock when first elected to the Board, pro-rated for the number of calendar quarters remaining in the year. These shares are not subject to a right of repurchase by ARIAD.

•	An annual award of 20,000 shares of common stock or 20,000 restricted stock units, as elected by each director in his or her discretion, in January of each year for service that year. Directors may select future payment dates for the shares issued upon the settlement of restricted stock units, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). These shares of ARIAD common stock are not subject to a right of repurchase by ARIAD and these restricted stock units are fully vested on the date of grant, and in each case are subject to the terms and conditions of the 2006 Long-Term Incentive Plan, as amended (the “2006 Long-Term Incentive Plan”).

•	An annual cash retainer of $25,000, paid quarterly in arrears for ongoing service to the Board and pro-rated for any partial year of service.

•	A stock option award to purchase 20,000 shares, 25,000 shares, and 35,000 shares of common stock upon reaching ten, fifteen, and twenty years, respectively, of service to ARIAD.
No other compensation, in the form of cash or otherwise, is paid to non-management directors other than reimbursement of their reasonable expenses incurred in attending Board and committee meetings. Management directors do not receive any compensation for their service as directors.

Set forth below is information concerning the compensation paid to or earned by our non-management directors during 2009.

	Fees Earned
	or Paid in	Stock	Option
Name	Cash	Awards(1)	Awards(2)	Total
Jay R. LaMarche	$25,000	$27,000	—	$52,000
Athanase Lavidas, Ph.D.	$25,000	$27,000	—	$52,000
Massimo Radaelli, Ph.D.	$25,000	$27,000	—	$52,000
A. Collier Smyth, M.D. (3)	$18,750	$20,250	$23,323	$62,323
Wayne Wilson	$25,000	$27,000	—	$52,000

(1)	On April 3, 2009, Drs. Lavidas and Radaelli, and Messrs. LaMarche and Wilson were each awarded 20,000 shares of common stock and Dr. Smyth was awarded 15,000 shares of common stock, all with a fair value of $1.35 per share. These awards were issued under the terms of the 2006 Long-Term Incentive Plan. The amount included in the table represents the grant date fair value of the awards. As of December 31, 2009, no director held any restricted stock.

(2)	On April 3, 2009, Dr. Smyth was awarded 25,000 stock options, with a fair value of $0.93 per share, upon his appointment as a member of the Board. Assumptions used in the calculation of the value of option awards are set forth in note 13 to our audited consolidated financial statements entitled “Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended December 31, 2009. The amount included in the table represents the grant date fair value of the options. As of December 31, 2009, each director had the following aggregate number of stock options outstanding: Mr. LaMarche — 105,000; Dr. Lavidas — 45,000; Dr. Radaelli — 25,000; Dr. Smyth — 25,000; and Mr. Wilson — 25,000.

(3)	A. Collier Smyth, M.D. was appointed to the Board by resolution on April 3, 2009 as a Class 2 director with a term expiring in 2011.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
ARIAD’s Corporate Governance Guidelines, which were developed and are overseen by the Nominating and Corporate Governance Committee, establish basic principles of corporate governance by which the Board operates. These guidelines address selection, composition and independence of the Board, director compensation, and evaluation of the performance of the Board and its committees, the structure and operations of the committees of the Board, the establishment and implementation of corporate governance guidelines, principles and practices, leadership development, and succession planning.
Under our corporate governance guidelines, as long as the Chief Executive Officer is also Chairman of the Board, the Board shall appoint one of the independent directors to serve in the role of lead director. His or her role is to support the ability of the independent directors to perform their responsibilities as independent directors. As such, he or she is responsible for oversight of those processes of the Board which independent directors are required to perform. In addition, he or she presides at meetings of the non-management directors. The lead director also meets and consults regularly with the Chairman and Chief Executive Officer. Dr. Lavidas has served as ARIAD’s lead director since November 2008.
The Nominating and Corporate Governance Committee is responsible for the establishment, implementation, and oversight of the Corporate Code of Conduct and Ethics, the Board’s Conflict of Interest Policy, and specific corporate governance guidelines, policies, and practices. The charter of the Nominating and Corporate Governance Committee, as well as our Code of Conduct, Conflict of Interest Policy for the Board, and our Corporate Governance Guidelines are publicly available on the Investors/News section of our website at www.ariad.com under the heading “Corporate Governance.”
Corporate Code of Conduct and Ethics
ARIAD’s “Corporate Code of Conduct and Ethics” applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer, and all directors. A copy of this code is publicly available on the Investors/News section of our website at www.ariad.com under the heading “Corporate Governance.” Any changes in or waivers from its code of ethics will be included in a Current Report on Form 8-K within four business days following the date of the change or waiver, unless website posting of the amendments or waivers is then permitted by NASDAQ rules.
Certain Relationships and Related Transactions
All related-person transactions are reviewed and approved in advance by our Audit Committee or other independent body of our Board. In general, a related-person transaction is defined as any transaction (other than setting compensation) in which we or any subsidiary or affiliate is a participant and in which any of the following persons has or will have a direct or indirect material interest: our executive officers, our Board members, beneficial holders of more than 5% of our securities, immediate family members of any of the foregoing persons, and any other persons who the Board determines may be considered to be related persons as defined by the rules and regulations of the SEC.
Our Audit Committee or its chair or other independent body of our Board, as the case may be, will approve only those related-person transactions that are determined to be in, or not inconsistent with, the best interests of ARIAD and our stockholders, taking into account all available facts and circumstances as it determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us and our stockholders, the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer, the availability of other sources for comparable products or services, the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of our Audit Committee or our Board will participate in any review, consideration, or approval of any related-person transaction with respect to which the member or any of his or her immediate family members or other business affiliates is the related person.
In reviewing and approving such transactions, our Audit Committee or other independent body of our Board will obtain, or will direct management to obtain on its behalf, all information that it believes to be relevant and important to its review of the transaction prior to approval. Following receipt and review of the necessary information, a discussion will be held of the relevant factors deemed to be necessary prior to approval. If a discussion is not deemed to be necessary, approval may be given by unanimous written consent of our Audit Committee or other independent body of our Board. This approval authority may also be delegated to the chair of our Audit Committee in some circumstances. No related-person transaction shall be entered into prior to completing these procedures.
Our policies as described above are included in the Audit Committee Charter as approved by our Audit Committee and our Board. As required under SEC rules, transactions that involve an amount in excess of $120,000 in which ARIAD is a participant and a related person is determined to have a direct or indirect material interest are disclosed in our proxy statement.
In August 2009, ARIAD raised $35.6 million in net proceeds from the sale of 21,850,000 shares of its common stock at a price of $1.75 per share in an underwritten public offering. Ocean Capital Partners, LLC, of which Dr. Berger, our Chairman and Chief Executive Officer is the managing member, participated in that offering by purchasing 1,714,286 shares for total transaction value of $3 million. The participation of Dr. Berger in the offering was approved by the Audit Committee.
Communications with the Board
Generally, stockholders who have questions or concerns should contact our Investor Relations department at 617-494-0400, extension 2208. However, any stockholders who wish to submit written communications to the Board or any individual director should send their communications to our Secretary at ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, MA 02139-4234. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:
•	Junk mail and mass mailings,

•	Resumes and other forms of job inquiries,

•	Surveys, and

•	Solicitations or advertisements.
In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any director upon request.
Director Attendance at Board and Committee Meetings
The Board held eleven meetings in 2009. Each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he served. For purposes of this determination, actions taken by written consent of the Board or committees were not included.
Director Attendance at the Annual Meeting
We expect all incumbent directors, as well as all nominees for election as director, to attend our annual meetings of stockholders. All of our incumbent directors attended the annual meeting of stockholders in 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of April 28, 2010, certain information with respect to (i) each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us to own beneficially more than 5% of our common stock, (ii) each of our directors and director nominees, (iii) each executive officer named in the Summary Compensation Table under “Executive Compensation” (referred to below as our named executive officers), and (iv) all of our current directors and executive officers as a group. In accordance with the rules promulgated by the SEC, such ownership includes shares currently owned, as well as shares that the named person has the right to acquire within 60 days of April 28, 2010, including, but not limited to, shares that the named person has the right to acquire through the exercise of any option. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the common stock shown as beneficially owned. Percentage ownership is based on 109,459,191 shares of common stock outstanding as of April 28, 2010.

	Number and Nature of
	Shares Beneficially
Name and Address**	Owned***		Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	16,352,596	(1)	14.2%
Black Rock, Inc. 40 East 52nd Street New York, NY 10022	7,050,984	(2)	6.1%
Harvey J. Berger, M.D.	4,050,230	(3)	3.5%
David L. Berstein, Esq.	541,520	(4)	*
Daniel M. Bollag, Ph.D.	18,750	(5)	*
Timothy P. Clackson, Ph.D.	536,184	(6)	*
Edward M. Fitzgerald	333,722	(7)	*
Jay R. LaMarche	699,266	(8)	*
Athanase Lavidas, Ph.D.	128,333	(9)	*
Massimo Radaelli, Ph.D.	48,334	(10)	*
A. Collier Smyth, M.D.	43,334	(11)	*
Robert M. Whelan, Jr.	15,000		*
Wayne Wilson	48,334	(12)	*
All current directors and executive officers as a group (15 persons)	7,147,047	(13)	6.2%

*	Indicates less than 1% of the outstanding shares of common stock.

**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only.

***	Attached to each share of common stock is a preferred share purchase right to acquire a number of shares of common stock having a market value at that time of twice the right’s exercise price, which rights are not presently exercisable.

(1)	This information is based solely on information contained in a Schedule 13G filed with the SEC on April 12, 2010 by FMR LLC, according to which FMR LLC has sole voting power with respect to 3,358 shares and sole dispositive power with respect to 16,352,596 shares.

(2)	This information is based solely on information contained in a Schedule 13G filed with the SEC on January 29, 2010 by Black Rock, Inc. (formerly known as Barclays Global Investors NA and Barclays Global Fund Advisors), according to which Black Rock, Inc. has sole voting and dispositive power with respect to 7,050,984 shares.

(3)	Includes 600,528 shares issuable upon exercise of stock options. Includes 39,331 shares of common stock held by the 2004 Edith Berger Revocable Trust, of which Harvey J. Berger, M.D. is trustee and has the right to vote and dispose of the shares; 1,714,286 shares owned by Ocean Capital Partners, LLC, an investment entity owned by Dr. Berger and his immediate family and for which Dr. Berger has the right to vote and dispose of the shares; and 58,576 shares owned by Dr. Berger’s spouse and daughters. Dr. Berger disclaims beneficial ownership of the shares held by the 2004 Edith Berger Revocable Trust.

(4)	Includes 383,000 shares issuable upon exercise of stock options.

(5)	Includes 18,750 shares issuable upon exercise of stock options.

(6)	Includes 433,000 shares issuable upon exercise of stock options.

(7)	Includes 318,000 shares issuable upon exercise of stock options.

(8)	Includes 91,667 shares issuable upon exercise of stock options and 6,696 shares held by Mr. LaMarche’s spouse.

(9)	Includes 38,333 shares issuable upon exercise of stock options.

(10)	Includes 8,334 shares issuable upon exercise of stock options.

(11)	Includes 8,334 shares issuable upon exercise of stock options.

(12)	Includes 8,334 shares issuable upon exercise of stock options.

(13)	See notes 3 through 12 above. Also includes 521,750 shares issuable upon the exercise of stock options held by executive officers not listed in the table above.

EXECUTIVE COMPENSATION
Executive Officers
The following table sets forth certain information regarding our executive officers, including their ages as of the upcoming Annual Meeting.

Name	Age	Position
Harvey J. Berger, M.D.	60	Chairman of the Board of Directors, Chief Executive Officer and President

David L. Berstein, Esq.	58	Senior Vice President, Chief Intellectual Property Officer

Daniel M. Bollag, Ph.D.	49	Senior Vice President, Regulatory Affairs and Quality

Timothy P. Clackson, Ph.D.	45	Senior Vice President, Chief Scientific Officer

Pierre F. Dodion, M.D.	55	Senior Vice President, Chief Medical Officer

Edward M. Fitzgerald	55	Senior Vice President, Chief Financial Officer and Treasurer

John D. Iuliucci, Ph.D.	68	Senior Vice President, Development

Raymond T. Keane, Esq.	51	Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer

Matthew E. Ros	44	Senior Vice President, Commercial Operations
For biographical information on Dr. Berger, see the section in this Proxy Statement entitled, “Board of Directors.”
David L. Berstein, Esq. has served as our Senior Vice President and Chief Intellectual Property Officer since May 2008. Mr. Berstein also served as our Senior Vice President and Chief Patent Counsel from June 2003 until June 2007 and our Vice President and Chief Patent Counsel from September 1993 to June 2000. From July 2007 until his return to ARIAD in May 2008, Mr. Berstein was Senior Vice President and Chief Patent Counsel for Tempo Pharmaceuticals, Inc., a biotechnology company. During this time period, he was a consultant to ARIAD on intellectual property matters. From 1990 through 1993, Mr. Berstein was Patent Counsel at BASF Bioresearch Corporation, a biotechnology company, where he was responsible for intellectual property matters, including patents and licensing. From 1985 to 1990, Mr. Berstein was a patent attorney at Genetics Institute, Inc., a biotechnology company, where he was involved in various aspects of the patent process from patent procurement through litigation. Mr. Berstein joined Genetics Institute from the law firm of Cooper & Dunham. Mr. Berstein received his B.S. degree from the University of Michigan and his J.D. degree from Fordham University School of Law.
Daniel M. Bollag, Ph.D. has served as our Senior Vice President, Regulatory Affairs and Quality since January 2009. He previously served as Vice President, Regulatory Affairs for Genzyme Corporation, a biotechnology company, from 2006 to 2008. From 2002 to 2006, Dr. Bollag held multiple positions at Sanofi-Aventis Pharmaceuticals, including Associate Vice President, Global Regulatory Domain Head, Associate Vice President, Global Regulatory Therapeutic Area Head, and Director, U.S. Regulatory Liaison. Dr. Bollag also served as Director, Project Planning and Management at the Bristol-Myers Squibb Pharmaceutical Research Institute from 2000 to 2002. Earlier in his career, he held positions at Merck Research Laboratories. Dr. Bollag received his B.S. degree in Science and B.A. in French at Pennsylvania State University and his Ph.D. degree in Biochemistry from Cornell University. He also completed a postdoctoral fellowship at Princeton University.
Timothy P. Clackson, Ph.D. has served as our Senior Vice President and Chief Scientific Officer since September 2003. Previously, he served as our Senior Vice President, Science and Technology from June 2002 to September 2003, as our Vice President, Gene Therapy and Genomics from June 2000 to June 2002, and in a series of additional research and research management positions since joining us in December 1994. Dr. Clackson led the inter-disciplinary research group that discovered our product candidates ridaforolimus, AP24534, and AP26113, and developed our ARGENT cell-signaling technology. From 1991 to 1994, Dr. Clackson was a postdoctoral research fellow in protein engineering at Genentech, Inc., a biotechnology company. Dr. Clackson received his B.A. degree in Biochemistry from the University of Oxford, and his Ph.D. degree in Biology from the University of Cambridge, for research conducted at the MRC Laboratory of Molecular Biology that included the development of antibody phage display technology.
Pierre F. Dodion, M.D. has served as our Senior Vice President, Chief Medical Officer since April 2008. Previously, he served as our Senior Vice President, Oncology since June 2007. From 2006 to 2007, Dr. Dodion served as Executive Director, Oncology at Pfizer Inc. From 2002 to 2006, he held senior positions at Novartis in the Oncology Business Unit, most recently as Executive Director, Global Strategy and Global Marketing. From 1997 to 2002, Dr. Dodion served as Medical Director and later as Senior Medical Director at Aventis. Prior to Aventis, he held medical and scientific positions at UCB S.A. and Roche Pharmaceuticals. Previously he held positions at Institut Jules Bordet at the Free University of Brussels and the National Cancer Institute. Dr. Dodion received his M.D. from the Free University of Brussels in Belgium and his M.B.A. degree from St. Joseph University in Philadelphia, Pennsylvania.
Edward M. Fitzgerald has served as our Senior Vice President, Chief Financial Officer and Treasurer since May 2002. From 1998 to April 2002, he served as Senior Vice President, Chief Financial Officer and Secretary at AltaRex Corp., a biotechnology company. From 1992 to 1997, Mr. Fitzgerald held various management positions at BankBoston Corp., a financial services and commercial banking company. From 1989 to 1992, he was a partner at Arthur Andersen & Co. in the audit and business advisory practice. Previously, from 1978 to 1988, he also was at Arthur Andersen & Co. Mr. Fitzgerald received his B.S. degree in accounting and M.B.A. degree in finance from Babson College.
John D. Iuliucci, Ph.D. has served as our Senior Vice President, Development since January 2009. Previously, he served as our Senior Vice President and Chief Development Officer from September 2003 to December 2008; as our Senior Vice President, Drug Development from January 1999 to September 2003; as our Vice President, Drug Development from October 1996 to December 1998; and as our Vice President, Preclinical Development from June 1992 to September 1996. Prior to joining ARIAD, Dr. Iuliucci was Director of Preclinical Pharmacology and Toxicology at Centocor, Inc., a biotechnology company, from 1984 to 1992. From 1975 to 1984, Dr. Iuliucci headed the Drug Safety Evaluation Department at Adria Laboratories, a pharmaceutical company. He was a Senior Toxicologist at the Warner-Lambert Pharmaceutical Research Institute from 1972 to 1975. Dr. Iuliucci received his B.S. degree in Pharmacy and M.S. and Ph.D. degrees in Pharmacology from Temple University.
Raymond T. Keane, Esq. has served as our Senior Vice President, General Counsel, Secretary and Chief Compliance Officer since January 2009. Previously, he was our Vice President, General Counsel and Chief Compliance Officer. Prior to joining ARIAD in May 2008, Mr. Keane spent 20 years with Bristol-Myers Squibb Company (BMS), most recently as Senior Counsel, Worldwide Medicines and previously as lead counsel to various therapeutic divisions, including BMS Oncology/Immunology. While at BMS, he had primary legal responsibility for the commercialization and launch of seven BMS products. Before joining BMS in 1988, Mr. Keane was an associate with the law firms of Wilson, Elser, Moskowitz, Edelman & Dicker from 1987 to 1988 and Martin, Clearwater and Bell from 1984 to 1987. He received his J.D. degree from Fordham University School of Law and his B.A. degree in Economics from Fordham University.
Matthew E. Ros has served as our Senior Vice President, Commercial Operations since January 2009. He previously served as our Vice President, Commercial Operations and Vice President, Oncology Marketing from November 2007 through December 2008. From 1990 to 2007, Mr. Ros held a series of senior sales, marketing and operations management positions at BMS, most recently Senior Director and U.S. Commercial Lead responsible for the launch and commercialization of oncology products. Mr. Ros’s previous positions at BMS included Director, Oncology Franchise Planning and Development; Director, Oncology Global Marketing; and Director, Sales Training and Promotion. Mr. Ros received his B.Sc. from the State University of New York.

Compensation Committee Report
The following report of the Compensation Committee should not be deemed “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act except to the extent that ARIAD specifically incorporates it by reference into that filing.
The Compensation Committee of the Board has reviewed and discussed with members of management the Compensation Discussion and Analysis (“CD&A”) section included in this Proxy Statement, as required by Item 402(b) of Regulation S-K.
Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.
Members of the Compensation Committee

Massimo Radaelli, Ph.D. (Chair)	Athanase Lavidas, Ph.D.	A. Collier Smyth, M.D.
Compensation Discussion and Analysis
This CD&A explains ARIAD’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Harvey J. Berger, M.D.	Chairman of the Board, Chief Executive Officer, and President
Edward M. Fitzgerald	Senior Vice President, Chief Financial Officer and Treasurer
David L. Berstein, Esq.	Senior Vice President, Chief Intellectual Property Officer
Daniel M. Bollag, Ph.D.	Senior Vice President, Regulatory Affairs and Quality
Timothy P. Clackson, Ph.D.	Senior Vice President, Chief Scientific Officer
The Objectives of Our Compensation Program
The primary objectives of our compensation and benefits programs for our executive officers are to:
•	Enable us to attract, retain and motivate the best available talent to lead ARIAD by providing competitive compensation,

•	Focus our executive officers on achieving key business objectives by providing the opportunity to earn annual performance awards that place a substantial portion of total annual compensation at risk depending upon corporate and individual performance, and

•	Align the interests of our executive officers with those of our stockholders through the use of equity compensation.
More generally, we believe that our total compensation program should meet the following additional objectives:
•	Maintain flexibility to respond to changes at ARIAD and in our industry and related employment markets, and

•	Provide compensation opportunities across ARIAD that are fundamentally fair and that recognize the contributions of all our employees.
We have refined our compensation objectives and practices as we evolve towards becoming a commercially focused biopharmaceutical company. Since our founding, we have strived to adjust compensation practices to reflect our stage of development and evolving practices within our industry, and we intend to continue to do so. We maintain compensation programs that are competitive at all levels and particularly reward high performers for their achievement of corporate and individual goals. This approach focuses the entire

Company on making our product candidates available to the patients who need them.
Elements of Total Direct Compensation
We provide three basic forms of direct compensation to our executive officers: base salary, bonuses, which we refer to as annual performance awards, and long-term equity incentive awards.
Base Salary
Base salary is intended to provide all ARIAD employees with a fair and competitive base level of compensation that reflects their job function, organizational level, experience and tenure, and sustained performance over time. Executive officer base salary levels are set using these criteria.
On an annual basis, our executives are eligible for a salary increase. The amount of this increase, if any, is based primarily on market compensation data, the performance of the senior management team in achieving key corporate objectives, and internal pay equity, as well as demonstrated levels of core job competency and effective leadership. Increases are considered within the context of our overall budgetary parameters before more specific individual and market competitive factors and overall economic factors are considered. We do not apply specific formulas for individual actions. Adjustments to base salary levels typically are made in the first quarter of each year (prorated, as appropriate, for the length of time an individual is an executive officer during the year) but become effective as of January 1 of that year.
Annual Performance Awards
Annual performance awards are intended to reward our executive officers for achievement of corporate, individual, and key leadership and management objectives on an annual basis. Annual performance awards to our Chief Executive Officer have been made in the form of shares of the Company’s common stock. Both Dr. Berger and the Compensation Committee believe that this approach better aligns his interests with those of our stockholders. Performance awards to our other executive officers are payable in cash but are deferred under our 2005 Executive Compensation Plan, as amended (the “2005 Executive Compensation Plan”). These awards vest in equal installments beginning on the first anniversary of the date of the award and are payable in cash in two installments upon reaching full vesting, provided the officer continues to be employed with us, subject to later payment at the executive’s election. This plan design allows us to conserve cash to fund our priority research and development programs and commercialization efforts and also support the retention of our executive officers. The value of amounts deferred under this plan is increased or decreased over the vesting and payment periods based upon the actual total return of specified mutual funds.
The awards to our executive officers under the 2005 Executive Compensation Plan made in March 2010 for 2009 performance vest ratably over three years, while the awards made in March 2009 for 2008 performance vest ratably over four years. We shortened the vesting period for awards made in 2010 from four years to three years to provide for earlier payment of these awards in recognition that most companies in our industry sector pay such annual awards in cash and in full at the time of the grant. Annual performance awards are prorated, as appropriate, for the length of time an individual is an executive officer during the year.
Long-Term Equity Incentive Awards
Long-term equity incentive awards are also intended to reward our executive officers for achievement of corporate, individual, and key leadership and management objectives. In addition, such awards are intended to align the interests of all of our executive officers with those of our stockholders, promote progress toward achieving our long-term strategy and assist in their long-term retention. As such, long-term equity incentive awards for our executive officers are made in the form of stock options, restricted stock or restricted stock units with vesting schedules over multiple years.
The long-term equity incentive awards to our executive officers made in March 2010 for 2009 performance were in the form of restricted stock units. Each restricted stock unit entitles the holder to one share of our common stock, subject to continued employment with ARIAD, as they vest. These restricted stock units vest ratably over three years. Long-term equity incentive awards are made under our 2006 Long-Term Incentive Plan. Long-term equity incentive awards made in March 2009 for 2008 performance were also in the form of restricted stock units and vest on the third anniversary of the date of the award. We changed the vesting schedule for the awards in 2010 to provide our executive officers with an opportunity to increase their holdings of our common stock sooner while maintaining the retentive value of the three-year time schedule for full vesting of these restricted stock units. Long-term equity incentive awards are prorated, as appropriate, for the length of time an individual is an executive officer during the year.
The Compensation Committee decided to use restricted stock units in lieu of stock options as the primary form of equity compensation for long-term equity incentive awards in order to:
•	Prudently utilize our pool of available shares under our 2006 Long-Term Incentive Plan, and

•	Increase the retentive value of our long-term equity incentive awards in a volatile market through the inherent value associated with a restricted stock unit.
Elements of Indirect Compensation
Benefits and Perquisites
We provide our executive officers with generally the same benefits as those provided to all other salaried employees, such as health, dental and vision insurance, life insurance, short- and long-term disability, 401(k) plan with company match, and the ability to participate in an employee stock purchase plan. In addition, we also provide executive officers with supplemental long-term disability insurance and long-term care insurance.
We offer tax return preparation services to our executive officers to assist them in complying with their tax reporting obligations. Our executive officers also receive an auto allowance in accordance with their employment agreements. These are the only perquisites we provide to our executive officers. Perquisites represent less than 2% of each named executive officer’s total compensation in the Summary Compensation Table located elsewhere in this proxy statement.
We believe that our benefits and perquisites represent competitive market practices for executives at companies within our peer group. They are offered as a means to attract and retain our executive officers.
Our Equity-Based Compensation Programs
All of our employees are eligible to participate in our equity-based compensation programs, which provide for the award of stock options, restricted stock, restricted stock units and similar rewards, and the purchase of our common stock at a defined discount. Our equity-based compensation programs are intended to:
•	Reward our employees for performance based on achievement of corporate and individual objectives,

•	Align the long-term interests of our employees with those of our stockholders by providing a meaningful ownership stake in ARIAD,

•	Promote progress toward achieving our long-term strategy and operating plan,

•	Assist in the retention of employees by providing awards that vest over multiple years, and

•	Facilitate the purchase of ARIAD stock by employees on a regular basis.

For our executive officers in particular, we believe our equity-based compensation programs are important in building an alignment of interests with our stockholders and promoting a long-term performance perspective. Significant value accrues to equity-based awards only as the market value of our common stock appreciates. In addition, such awards typically have vesting schedules over several years or other restrictions that require the executive officer to remain employed by us in order to realize the full value from such awards. We believe that awards under our equity incentive programs have a meaningful relationship to the performance of our executive officers and ARIAD.
Administration of our Equity-Based Compensation Programs
Our Compensation Committee makes all equity awards under stockholder approved plans. When granted, stock options have an exercise price equal to the closing price of our common stock as quoted on The NASDAQ Global Market on the date of grant. Our Compensation Committee also approves the other terms of the grants, including the vesting period, restrictions and term of the awards.
Grants of stock options or other equity awards to new employees, including executive officers, are generally approved at the first scheduled meeting of our Compensation Committee after such employees begin employment. Annual grants are generally approved in the first quarter of the fiscal year for performance in the prior year.
Our employees can purchase shares of our common stock at a discount to market value pursuant to our employee stock purchase plan, a stockholder-approved plan. Employees elect to make such purchases on a quarterly basis through payroll deduction as provided in the plan.
Process for Determining Executive Compensation
As discussed in the section titled “Compensation Committee” located elsewhere in this Proxy Statement, the Compensation Committee is responsible for, among other duties, recommending compensation levels for our Chief Executive Officer and reviewing his performance, and reviewing and approving compensation levels recommended by our Chief Executive Officer for our other officers and reviewing the assessment of their performance conducted by our Chief Executive Officer. While our Compensation Committee has ultimate authority and responsibility for approving all executive officer compensation, our Chief Executive Officer plays an active role in such decisions except with respect to his own compensation.
In the first quarter of each year, the senior management of the Company establishes annual corporate objectives, which are reviewed and discussed with the Compensation Committee and the Board and form the basis for our annual operating plan. The status of our corporate objectives, as well as our performance relative to our operating plan, are reviewed and discussed with the Board regularly during the year. Based on the annual corporate objectives and the associated operating plan, each of the executive officers prepares individual and departmental objectives, which are reviewed and approved by the Chief Executive Officer early in the year.
At the end of each year, each of the executive officers provides a self-assessment of his or her performance relative to the established corporate and individual objectives, and key leadership and management measures. In addition, each executive officer is evaluated by his or her peers, subordinates, and in some instances, external colleagues, selected by the Chief Executive Officer. The Chief Executive Officer reviews and evaluates all of these assessments and completes an overall evaluation of performance for each officer for the year, taking into account his judgment regarding the Company’s overall progress, each officer’s contribution to achievement of corporate objectives, as well as his or her achievement of individual objectives and leadership and management measures. No specific numerical weightings or ratings are applied to corporate or individual objectives; rather, the performance of the executive officer is evaluated as a whole. Based on this evaluation, each executive officer’s performance is rated on a scale from “unsatisfactory” to “outstanding.” The mid-point “meets expectations “reflects that an executive officer has generally met the requirements of his or her position. The level of performance is then used by the Chief Executive Officer to guide his recommendations regarding each of the components of executive compensation for the other executive officers. As part of this process, the Compensation Committee, with input from the Chief Executive Officer, reviews the overall performance of the Company relative to the key corporate objectives established at the beginning of the year. This assessment, along with the assessments made by the Chief Executive Officer regarding the individual officers, forms the basis for the Compensation Committee’s assessment of each executive officer.
The Compensation Committee also undertakes a comprehensive review of the Chief Executive Officer’s performance based on its evaluation of the Company’s overall performance, the Chief Executive Officer’s individual contributions to achievement of key objectives, and his strategic leadership of the Company. He is rated with the same metrics as the other executive officers. The Compensation Committee uses this information to determine the annual adjustment to his base salary, if any, as well as the amount of his annual performance award and long-term equity incentive award, if any. The Chief Executive Officer’s annual performance award is based on a target award of 50% of his base salary as set forth in his employment agreement; the actual award may be greater than or less than the target award based on the Compensation Committee’s assessment and rating of his performance. The Chief Executive Officer’s long-term equity incentive award is also based on its assessment and rating of his performance and a target award established each year. The Compensation Committee makes these determinations in executive session and then makes recommendations to the Board for approval at its next meeting.
Based on analysis of the market research data relating to our peer groups prepared by our Company’s compensation consultant and recommendations by our Chief Executive Officer, the Compensation Committee determines the following parameters for all officers except the Chief Executive Officer, the parameter for whom are determined seperately by the compensation committee:
•	The target percentage increase in base salary,

•	The target percentage of base salary to be used for the annual performance award, and

•	The pool available for long-term equity incentive awards to all officers taking into consideration the annual targets established for each level of officer.
Once such parameters are determined, the Chief Executive Officer formulates recommendations for adjustments to base salary, if any, and the amount of the annual performance and long-term equity incentive awards, if any, for each officer. In 2010, the target base salary adjustment for officers was approximately 3%. The annual performance award for each officer, other than the Chief Executive Officer, is based on a target award of 30% of base salary as set forth in each executive officer’s employment agreement. The actual award as a percentage of base salary may be greater than or less than the target award percentage. The long-term equity incentive award is also based on the assessment and rating of the performance of each such officer and a target award which varies based on the level of the officer. The final amount of the award reflects the individual performance during the assessment period. The Chief Executive Officer reviews and discusses such recommendations with the Compensation Committee. The Compensation Committee may propose modifications to these recommendations. Once agreement is reached, the Compensation Committee approves the annual base salary and other awards for each officer.
During 2009 and 2010, restricted stock units were used for the long-term equity incentive awards for all officers. In each case, a target number of restricted stock units was determined based on recommendations by the Company’s compensation consultant, taking into consideration the value of equity-based awards and total compensation of executives of companies in our peer group (as described below under “Data Used to Make Compensation Determinations”). The target awards for executive officers, other than the Chief Executive Officer, for 2009 and 2010 were 65,000 restricted stock units and 72,000 restricted stock units, respectively. Using these and other target awards, the Compensation Committee established pools for 2009 and 2010 of 600,000 restricted stock units and 1,100,000 restricted stock units, respectively, for all officers except the Chief Executive Officer. The pools differ in the number of available restricted stock units due to changes in the individual targets, differences in the number of officers eligible to receive awards, and differences in the degree to which awards were pro-rated.

The level of performance of each executive officer, as determined above, directly influences his or her increase in base salary and annual performance award and long-term equity incentive award relative to target awards. In order to achieve or exceed the target level of the annual performance or long-term equity incentive award, the executive officer’s performance must be rated at least “exceeds requirements.” In order to receive any award, the officer’s performance must be rated at least “meets requirements.” Executive officers, other than the Chief Executive Officer, who are rated “meets requirements” generally receive annual performance awards of 15% to 25% of base salary, compared to the target award of 30% of base salary, and long-term equity incentive awards of 60% to 85% of the target award for the level of the officer. Executive officers, other than the Chief Executive Officer, who are rated “outstanding” may receive annual performance awards of up to 50% of base salary and long-term equity incentive awards of up to 160% of the target award, which percentages may change from year to year. The Compensation Committee considers each executive officer’s performance on a case-by-case basis and retains discretion to grant annual performance and long-term equity incentive awards outside of the ranges if warranted.
The Compensation Committee uses the same process in determining the components of compensation for the Chief Executive Officer. The target base salary adjustment in 2010 was the same as for all other officers (approximately 3%). The annual performance award for the Chief Executive Officer was based on a target award of 50% of base salary. The actual award as a percentage of base salary may be greater than or less than the target award percentage. The target long-term equity incentive awards for 2009 and 2010 were 160,000 restricted stock units and 217,000 restricted stock units, respectively. The long-term equity incentive award is also based on the Compensation Committee’s assessment and rating of the performance of the Chief Executive Officer. The final amount of the award reflects his performance during the assessment period. If the Chief Executive Officer is rated as “meets requirements,” he would be eligible to receive an annual performance award of 30% to 45% of base salary, compared to the target award of 50% of base salary, and a long-term equity incentive award of 60% to 85% of the target award. If the Chief Executive Officer is rated as “outstanding,” he would be eligible to receive annual performance awards of up to 80% of base salary and long-term equity incentive awards of up to 160% of the target award, which percentages may change from year to year.
Data Used to Make Compensation Determinations
In making decisions regarding the compensation of our executive officers, the Compensation Committee generally considers compensation and survey data for similarly situated executives at a comparison group of companies it considers ARIAD’s peer group. These comparison data are primarily used to gauge the reasonableness and competitiveness of executive compensation decisions.
We draw upon a pool of talent that is highly sought after by large and established pharmaceutical and biotechnology companies as well as by other development-stage life science companies, both within and outside our geographic area. We believe that the compensation practices of our industry in general and of our select peer group in particular provide useful information to help us establish compensation practices that allow us to attract, retain, and motivate a highly talented executive team. We believe we must offer a compensation package to all of our officers and our other employees that is competitive with our peer group, as well as larger pharmaceutical and biotechnology companies from whom we frequently recruit. In addition, the comparator companies should be aligned with our current stage of development and have similar short and long term growth objectives. We believe that our total compensation levels should generally fall within approximately the 50th to 75th percentiles of our peer group based on an individual’s performance and contribution to our strategic objectives over time. At times, we need to adjust these levels to attract or retain specific individuals.
Each year, we review the levels of cash, equity, and total compensation for all comparable officers in our peer group relative to the elements of compensation paid to our officers. In considering how these data relate to our existing compensation structure, we take into account our company’s size, stage of development, performance, and geographic location as compared to these peer companies, as well as what we know about the comparable scope of responsibilities of our officers versus those of comparable executives at such peer group companies. With the assistance of our compensation consultant, Radford, we used two primary market frames of reference against which to compare our executive total compensation practices and levels and inform our decisions regarding compensation of our officers in and related to 2009, as follows:
•	Select Peer Group — Twenty-one national biotechnology companies at a similar stage of development as ARIAD with similar headcount, market capitalization and in most cases, similar therapeutic targets, and

•	Radford Biotechnology Executive Compensation Report — A national survey of executive compensation levels and practices that covers approximately sixty positions in over 500 biopharmaceutical organizations.
We do not apply a specific weighting to either data source when making compensation comparisons. Instead, we work with our outside consultant to develop competitive market guidelines using these data sources and in some cases, additional local and/or national market frames of reference.
Our peer group is reviewed each year to ensure continued relevance to ARIAD as the company grows and develops. The select peer group as of November 2009 analyzed by Radford and used to inform our decisions affecting executive compensation consisted of the following companies:

Affymax, Inc.	Isis Pharmaceuticals, Inc.
Arena Pharmaceuticals, Inc.	Lexicon Pharmaceuticals, Inc.
Cell Therapeutics, Inc.	MannKind Corporation
Dendreon Corporation	Osiris Therapeutics, Inc.
Dyax Corp.	Progenics Pharmaceuticals, Inc.
Exelixis, Inc.	Seattle Genetics, Inc.
GTx, Inc.	Synta Pharmaceuticals, Corp.
ImmunoGen, Inc.	Theravance, Inc.
Incyte Corporation	Vical Incorporated
Infinity Pharmaceuticals, Inc.	Xenoport, Inc.
InterMune, Inc.
This peer group consisted of public companies in the biopharmaceutical industry with product candidates generally in mid to late-stage development or a product recently approved for marketing, annual revenues generally less than $100 million (mean of $37 million), and market capitalization of at least $100 million (mean of $560 million). We believe that, as of November 2009, this list was representative of the companies with whom we generally compete for talent.
Factors Considered in the Determination of Executive Compensation for 2009
In making decisions regarding the compensation of our executive officers, the Compensation Committee considers the assessment and rating of the performance of each executive officer relative to ARIAD’s key corporate objectives and each officer’s individual goals and leadership and management measures. Our key corporate objectives applicable to our executive officers for 2009 and the key corporate accomplishments considered in the determination of executive compensation by the Compensation Committee for each objective were as follows:

Maximize the opportunity for ARIAD’s lead product candidate, ridaforolimus, by completing on schedule all major initiatives for which we are responsible in the ridaforolimus global development plan.
•	We successfully executed the major initiatives in the ridaforolimus global development plan for which we were responsible, including the achievement of full patient enrollment in the Phase 3 SUCCEED clinical trial and the completion of the first interim analysis of this trial.
Expand ARIAD’s pipeline of oncology product candidates by completing key initiatives in the clinical development plan for our second product candidate, AP24534, implementing the pre-clinical development plan for our third product candidate, AP26113, and advancing our internal drug-discovery programs.
•	We achieved clinical proof-of-concept in our Phase 1 clinical trial for our second product candidate, AP24534, in patients with hematologic malignancies which we anticipate will lead to initiation of a pivotal registration trial in 2010, and

•	We designated our third product candidate, AP26113, an investigational anaplastic lymphoma kinase, or ALK, inhibitor for use in select cancers.
Prepare ARIAD for growth by building the manufacturing, operations, and commercial infrastructure to support expanding research, development and regulatory activities and to prepare for commercialization of our initial product candidates.
•	We developed and implemented detailed regulatory, commercial, manufacturing, and related plans to prepare for regulatory filing and potential launch of ridaforolimus, and

•	We completed the implementation and enhancement of key information technology initiatives and business processes that are necessary to support development and commercialization of our product candidates.
Strengthen our balance sheet by managing ARIAD’s financial resources consistent with achievement of operating plans and provide additional funding through business development, capital, or other initiatives.
•	We raised about $58 million in equity offerings, and

•	We exercised strict discipline in managing the Company’s financial resources and thus were able to achieve reductions in operating expenses and cash used in operations relative to projections to conserve capital.
Decisions regarding our Chief Executive Officer’s compensation, including annual performance awards, are based predominantly on ARIAD’s level of achievement of these key corporate objectives, as well as the following measures:
•	Building long-term shareholder value,

•	Building and retaining ARIAD’s senior management team,

•	Exemplifying ARIAD’s corporate values, mission and vision,

•	Developing and executing on a long-term strategy for ARIAD, and

•	Providing long-term leadership of ARIAD.
Decisions regarding compensation for each of our other executive officers are based on his or her contributions to the achievement of the key corporate objectives listed above as well as the level of achievement of individual goals developed at the beginning of the year in support of these key corporate objectives, as adjusted to reflect changes in key assumptions or external factors influencing the business. The following is a summary of the key individual goals for 2009 for each of our other named executive officers.

Executive Officer	Key Individual Goals
David L. Berstein, Esq.
•   Provide strategic analysis, filing and prosecution of patents and trademarks to continue building the international patent and trademark portfolio protecting ridaforolimus and supporting its commercialization in key countries.

• Provide intellectual property support for ARIAD’s expanding product pipeline and file and prosecute patents to enhance the patent portfolios protecting AP24534 and AP26113.

• Provide intellectual property analysis, guidance and support for business development, trademark, and other corporate initiatives.

• Lead the NF-κB patent litigation.

Daniel M. Bollag, Ph.D.	• Finalize and implement the audit plan for the SUCCEED trial in order to ensure the quality of study conduct and data collection.

• Establish the ridaforolimus global dossier submission team and implement submission-planning efforts.

• Lead the preparation of relevant sections of the global dossier for marketing authorization of ridaforolimus.

• Execute the regulatory and quality affairs portions of the global development plan for ridaforolimus to support registration of the product candidate in multiple cancer indications.

• Facilitate the initiation of the pivotal clinical trial of AP24534.

Timothy P. Clackson, Ph.D.	• Assess, refine, and implement the strategy for discovery research to continue to build ARIAD’s pipeline of product candidates.

• Execute the manufacturing development plan for ridaforolimus to support clinical trials and product registration and prepare for commercialization of this product candidate.

• Lead the preparation of relevant sections of the global dossier for marketing authorization of ridaforolimus.

• Plan and lead pre-clinical studies of AP26113 in support of regulatory filings required to initiate clinical trials of this product candidate.

Edward M. Fitzgerald	• Plan and implement key systems and business process initiatives to support the growing and evolving needs of the business.

• Ensure disciplined management of costs throughout ARIAD.

• Evaluate and implement initiatives to provide additional funding as needed to support ARIAD’s programs and business strategy.

• Ensure ARIAD’s compliance with all accounting rules and governance practices consistent with its status as a NASDAQ-listed company.

In addition to an evaluation of the level of achievement of these goals and objectives, each executive officer is evaluated as to key leadership and management measures, including each individual’s:
•	Contribution to the management team and development and application of leadership skills reflective and supportive of ARIAD’s corporate values, vision and mission,
•	Ability to attract, hire, manage, retain, and motivate talent in support of the achievement of our objectives,
•	Management of his or her functions and responsibilities within established financial budgets and forecasts, and
•	Management of regulatory compliance requirements related to his or her responsibilities.
There are no thresholds or maximum levels of achievement applicable to these individual goals or the corporate objectives. In addition, no specific weight is given to any of these factors in determining annual performance or long-term equity incentive awards for any of our executive officers.
Compensation Actions
The following sections discuss the actions taken by our Compensation Committee and Board in 2009 and 2010 related to compensation for our executive officers, as reflected in the Summary Compensation Table found elsewhere in this Proxy Statement. In determining base salaries for 2009 and 2010 and annual performance and long-term equity incentive awards granted in 2009 and 2010, the Compensation Committee considered the factors and criteria described under the headings “Elements of Total Direct Compensation” and “Process for Determining Executive Compensation” above, as well as the factors discussed in the sections that follow, relating to each executive officer.
Compensation of Our Chief Executive Officer
In March 2009, the Compensation Committee determined to maintain Dr. Berger’s base salary for 2009, as well as those of all of our other executive officers, at the level of base salary for 2008 ($607,500 for Dr. Berger). This decision reflected the then-current recessionary economic environment in which we were operating, including the substantial lack of funding available in our industry sector at that time, the lack of liquidity in the public markets generally, and our desire to conserve cash as we continued development of our product candidates. In April 2010, the Compensation Committee approved a merit increase of approximately 4% to Dr. Berger’s 2009 base salary (to $632,000 in 2010), effective as of January 1, 2010.
In determining each component of compensation, the Compensation Committee determined that Dr. Berger’s performance in 2008 and 2009 exceeded requirements. In making this determination, the Compensation Committee considered Dr. Berger’s leadership and management of the Company and the management team and his contributions to the achievement of our key corporate objectives for each year.
Based on its evaluation of Dr. Berger’s 2008 performance, in March 2009, the Compensation Committee recommended, and the Board approved, an annual performance award to Dr. Berger of 235,000 shares of restricted stock and a long-term equity incentive award of 160,000 restricted stock units. The 235,000 shares of restricted stock had a grant date fair value of $305,500, equal to approximately 50% of Dr. Berger’s base salary for 2008, which was 100% of his target award. The shares of restricted stock were subject to a right of repurchase by ARIAD until March 10, 2010, which right has now lapsed. The long-term equity incentive award of 160,000 restricted stock units equated to approximately 100% of the target award for Dr. Berger for 2008 and had a grant date fair value of $208,000. The levels of these awards were within the range of awards related to his level of performance, as set forth in “Process for Determining Executive Compensation” above and reflected the Compensation Committee’s assessment that Dr. Berger’s performance in 2008 exceeded requirements.
Based on its evaluation of Dr. Berger’s 2009 performance, in March 2010, the Compensation Committee recommended, and the Board approved, an annual performance award to Dr. Berger of 148,000 shares of common stock and a long-term equity incentive award of 293,000 restricted stock units. The 148,000 shares of common stock had a value of approximately $410,000 on the date of determination by the Compensation Committee, which corresponds to approximately 68% of Dr. Berger’s base salary for 2009 or 135% of his target award. The corresponding grant date fair value was approximately $485,000. The shares of common stock are not subject to a right of repurchase by ARIAD. The long-term equity incentive award of 293,000 restricted stock units equated to approximately 135% of the target award for Dr. Berger for 2009, and had a grant date fair value of $961,040. The levels of these awards were within the range of awards related to his level of performance, as set forth in “Process for Determining Executive Compensation” above and reflected Dr. Berger’s leadership in the achievement of the Company’s key corporate objectives.
Compensation of the Other Named Executive Officers
Mr. Fitzgerald. The Compensation Committee determined to maintain Mr. Fitzgerald’s base salary for 2009 at 2008 levels ($348,000), as discussed in the previous section, “Compensation of our Chief Executive Officer.”
The Compensation Committee determined that Mr. Fitzgerald’s performance in both 2008 and 2009 exceeded requirements, based upon his contributions to our key corporate objectives, the level of achievement of his individual objectives and his leadership and management qualities. In particular, Mr. Fitzgerald led the planning and implementation of key systems necessary to support the needs of our business, managed significant initiatives that provided additional funding for our programs, including two equity offerings in 2009, and maintained control over spending in light of available financial resources.
Based on the assessment of his 2008 performance, in March 2009, the Compensation Committee approved an annual performance award of $131,000 and a long-term equity incentive award of 78,000 restricted stock units to Mr. Fitzgerald. Mr. Fitzgerald’s annual performance award was 38% of his base salary in 2008, which was 126% of his target award. The long-term equity incentive award of 78,000 restricted stock units equated to approximately 120% of the target award for Mr. Fitzgerald for 2008 and had a grant date fair value of $102,960. The levels of these awards were within the range of awards related to his level of performance, as set forth in the earlier section titled “Process for Determining Executive Compensation” and reflected the broad scope of his responsibilities in the management of the Company’s business.
Based on the assessment of his 2009 performance, in March 2010, the Compensation Committee approved an annual performance award of $143,000 and a long-term equity incentive award of 97,000 restricted stock units to Mr. Fitzgerald. Mr. Fitzgerald’s annual performance award was approximately 41% of his base salary in 2009, which was approximately 135% of his target award. The long-term equity incentive award of 97,000 restricted stock units equated to approximately 135% of the target award for Mr. Fitzgerald for 2009 and had a grant date fair value of $318,160. The levels of these awards were within the range of awards related to his level of performance, as set forth in the earlier section “Process for Determining Executive Compensation” and again reflected the broad scope of his responsibilities in the management of the Company’s business.
Mr. Berstein. The Compensation Committee determined to maintain Mr. Berstein’s base salary for 2009 at 2008 levels ($342,000), as discussed in the previous section “Compensation of our Chief Executive Officer.”
The Compensation Committee determined that Mr. Berstein’s performance in both 2008 and 2009 exceeded requirements, based upon his contributions to our key corporate objectives, the level of achievement of his individual objectives and his leadership and management qualities. In particular, Mr. Berstein strengthened the intellectual property position of the Company and enhanced the value of our product candidates through the filing and prosecution of patents and trademarks and contributed to the research of potential new drug candidates through his involvement with our discovery research efforts.

Based on the assessment of his 2008 performance, in March 2009, the Compensation Committee approved an annual performance award of $74,000 and a long-term equity incentive award of 47,000 restricted stock units to Mr. Berstein. Since Mr. Berstein did not work for ARIAD for a full year in 2008, these awards were pro-rated accordingly. Mr. Berstein’s annual performance award was 33% of his base salary in 2008 on an annualized basis before pro-ration, which was 110% of his target award. The long-term equity incentive award of 47,000 restricted stock units equated to approximately 110% of the target award for Mr. Berstein for 2008 on an annualized basis before pro-ration and had a grant date fair value of $62,040. The levels of these awards were within the range of awards related to his level of performance, as set forth in the earlier section “Process for Determining Executive Compensation.”
Based on the assessment of his 2009 performance, in March 2010, the Compensation Committee approved an annual performance award of $113,000 and a long-term equity incentive award of 79,000 restricted stock units to Mr. Berstein. Mr. Berstein’s annual performance award was 33% of his base salary in 2009 or 110% of his target award. The long-term equity incentive award of 79,000 restricted stock units equated to approximately 110% of the target award for Mr. Berstein for 2009 and had a grant date fair value of $259,120. The levels of these awards were within the range of awards related to his level of performance, as set forth in the earlier section “Process for Determining Executive Compensation.”
Dr. Bollag. Dr. Bollag joined ARIAD in January 2009 and was provided an annual base salary of $325,000.
Dr. Bollag’s performance in 2009 exceeded requirements, based upon his contributions to our key corporate objectives, the level of achievement of his individual objectives and his leadership and management qualities. In particular, Dr. Bollag has led the execution of our regulatory and quality affairs portion of the global development plan for ridaforolimus, including the establishment of the regulatory submissions team and the development of the plan and implementation of the multiple initiatives necessary to file for regulatory approval of our lead product candidate.
Based on the assessment of his 2009 performance, in March 2010, the Compensation Committee approved an annual performance award of $133,000 and a long-term equity incentive award of 97,000 restricted stock units to Dr. Bollag. Dr. Bollag’s annual performance award was approximately 41% of his base salary in 2009, which was 135% of his target award. The long-term equity incentive award of 97,000 restricted stock units equated to approximately 135% of the target award for Dr. Bollag for 2009 and had a grant date fair value of $318,160. The levels of these awards were within the range of awards related to his level of performance, as set forth in the earlier section “Process for Determining Executive Compensation” and reflected his management of key regulatory activities and initiatives for our product candidates.
Dr. Clackson. The Compensation Committee determined to maintain Dr. Clackson’s base salary for 2009 at 2008 levels ($350,000), as discussed in the previous section “Compensation of our Chief Executive Officer.”
The Compensation Committee determined that Dr. Clackson’s performance in both 2008 and 2009 exceeded requirements, based upon his contributions to our key corporate objectives, the level of achievement of his individual objectives and his leadership and management qualities. In particular, Dr. Clackson has responsibility for leading multiple functions within the Company, including discovery research, preclinical development and manufacturing. He has led the discovery of our product candidates which are in various stages of development. He also has overseen the significant manufacturing and product development efforts related to ridaforolimus to prepare this product candidate for regulatory submission.
Based on the assessment of his 2008 performance, in March 2009, the Compensation Committee approved an annual performance award of $158,000 and a long-term equity incentive award of 91,000 restricted stock units to Dr. Clackson. Dr. Clackson’s annual performance award was 45% of his base salary in 2008, which was 150% of his target award. The long-term equity incentive award of 91,000 restricted stock units equated to approximately 140% of the target award for Dr. Clackson for 2008 and had a grant date fair value of $120,120. The levels of these awards were within the range of awards related to his level of performance, as set forth in the earlier section “Process for Determining Executive Compensation” above and reflected the broad scope of his responsibilities for our research and development activities.
Based on the assessment of his 2009 performance, in March 2010, the Compensation Committee approved an annual performance award of $168,000 and a long-term equity incentive award of 115,000 restricted stock units for Dr. Clackson’s performance in 2009. Dr. Clackson’s annual performance award was 48% of his base salary in 2009, which was 160% of his target award. The long-term equity incentive award of 115,000 restricted stock units equated to approximately 160% of the target award for Dr. Clackson for 2009 had a grant date fair value of $377,200. The levels of these awards were within the range of awards related to his level of performance, as set forth in the earlier section “Process for Determining Executive Compensation” and reflected the expanded scope of his responsibilities for our research, development and manufacturing activities.
Base Salary for 2010 for the Other Named Executive Officers
As noted in the section “Process for Determining Executive Compensation” above, the Compensation Committee has determined that the target base salary adjustment in 2010 for our officers is approximately 3%. The Compensation Committee is currently considering the base salary adjustments in 2010 for our other named executive officers above and expects to make these determinations at its next meeting.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code limits the deduction a public company is permitted for compensation paid to the chief executive officer and to the three most highly compensated executive officers (other than the chief executive officer or chief financial officer). Generally, amounts paid in excess of $1,000,000 to a covered executive cannot be deducted, unless the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by shareholders. In its deliberations the Compensation Committee considers ways to maximize deductibility of executive compensation, but nonetheless retains the discretion to compensate executive officers at levels the Compensation Committee considers commensurate with their responsibilities and achievements. Our 2006 Long-Term Incentive Plan permits the issuance of performance-based stock awards that would be compliant with Section 162(m), but to date we have not issued any such awards and we have not adopted a policy that all executive compensation be fully deductible.
Mix of Direct Compensation Components
As our executive officers have increasing responsibility for and impact on our results, we place greater emphasis on variable, performance-based compensation and longer term compensation vehicles in the form of equity awards and deferred performance awards.
We do not have specific policies nor do we use formulas to determine a mix of total compensation. We intend for total compensation to vary based on our progress towards achievement of corporate, departmental and team objectives, as well as individual performance goals. For fiscal 2009, performance awards and long-term equity incentive awards represent over 60% of the total direct compensation (excluding benefits) on average for our named executive officers.
Total Direct Compensation Summary
We believe the total direct compensation paid to our executive officers supports our compensation philosophy and objectives, is positioned at appropriate levels relative to our stage of development and our peer companies, and provides our named executive officers with a competitive total compensation opportunity.
Employment Agreements
We have entered into employment agreements with our named executive officers. These employment agreements provide for base salary, performance and long-term equity incentive awards, health, disability, life and other insurance coverage, and other benefits over specified terms of employment. Each of these agreements provides for certain payments and other benefits if the executive’s employment terminates under certain circumstances other than for “cause,” including in connection with a “change in control.” See the subsection “Narrative to Summary Compensation Table and Grants of Plan-Base Awards Table” for a description of the agreement terms impacting current compensation and “Potential Payments upon Termination or Change in Control” for a description of applicable severance and change in control benefits. Our Compensation Committee periodically reviews the principal terms of our employment agreements with our named executive officers in light of our needs and evolving market conditions.
Our Compensation Committee believes that change in control and severance arrangements are important parts of the overall compensation program for our named executive officers. Change-in-control provisions help to secure the continued employment and dedication of our executive officers, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control, and to promote a continuity of management during a corporate transaction. Severance arrangements are used primarily to attract, retain and motivate individuals with the requisite experience and ability to drive our success. Severance arrangements also serve, in part, as consideration to secure commitments from our executive officers not to compete with us after termination of their employment.
2010 Amendments to Dr. Berger’s Employment Agreement
In April 2010, our Compensation Committee approved amendments to Dr. Berger’s employment agreement in order to reflect developments in executive compensation practices since the agreement was originally entered into in 1992. The changes made to Dr. Berger’s employment agreement include:
Annual increases in base salary — Under the revised agreement, annual increases in Dr. Berger’s base salary are determined each year by the Compensation Committee in its discretion. Under his prior agreement, Dr. Berger was guaranteed an increase of at least ten percent each year, although Dr. Berger has waived this provision every year.
Annual bonus — Under the revised agreement, Dr. Berger is eligible to receive a target bonus of 50% of his base salary, with the actual amount (which may be higher or lower) determined each year by the Compensation Committee. Under his prior agreement, Dr. Berger was eligible to receive a bonus of up to 50% of his base salary.
Severance benefits — Under the revised agreement, upon termination without cause or for good reason (as defined in the agreement), Dr. Berger will receive three times the sum of his base salary and bonus for the prior year (with the bonus being no less than his target bonus of 50 percent). Under his prior agreement, Dr. Berger would have received the greater of (i) the remaining salary payable during the term of his employment plus the maximum bonus for each year remaining in the term, or (ii) two times his annual salary and maximum bonus in the prior year.
Change in Control benefits — Dr. Berger’s revised agreement contains a double trigger for change in control benefits, whereas the prior agreement contained a single trigger. If, within two years following a change in control (as defined in the agreement), Dr. Berger is terminated without cause or resigns for good reason, including his failure to be the chief executive officer of the surviving company, then he will receive the severance benefits outlined in the preceding paragraph along will full acceleration of his equity awards. Under his prior agreement, Dr. Berger would have received such change in control benefits if he elected to terminate his employment within ninety days of the change in control.
Change in Control trigger — Under the revised agreement, the definition of “change in control” includes the acquisition of more than 40% of our voting stock. Under the prior agreement, the definition of “change in control” included the acquisition of more than 30% of our voting stock.
Change in Control payment — Under the revised agreement, Dr. Berger receives no payment upon completion of a change in control, other than the benefits following termination of employment set forth in the preceding paragraphs. Under his prior agreement, Dr. Berger was entitled to receive a payment equal to his base salary and bonus for the prior year if he elected not to terminate his employment following a change in control.

Compensation Committee Policy Regarding Change in Control Severance Payments
Effective April 2010, our Compensation Committee adopted a policy that restricts our company from entering into any future agreement that provides an executive officer with a severance payment following a change in control of our company, except in the case of a double trigger termination event. In addition, the policy also restricts our company from entering into any future agreement that provides an executive officer with the right to receive excise tax gross-ups following a change in control, except in unusual circumstances where the Compensation Committee believes that accommodations have to be made to recruit a new executive officer to our company. In those circumstances, the excise tax gross-up will be limited to a double trigger termination event and such provision will terminate no later than three years from the date of the agreement.

Summary Compensation Table
The following table sets forth the compensation paid to or accrued on behalf of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, whom we refer to collectively as our named executive officers, during the fiscal years ended December 31, 2007, 2008 and 2009.

Name and					Stock	Option	All Other
Principal Position	Year	Salary ($)	Bonus ($)(1)		Awards ($)(2)	Awards ($)(2)	Compensation ($)(3)	Total ($)

Harvey J. Berger, M.D.	2009	$607,500	$—		$513,500	$—	$80,590	$1,201,590
Chairman, Chief Executive	2008	607,500	—		658,345	—	296,811	1,562,656
Officer, and President	2007	576,000	—		296,960	883,195	37,288	1,793,443

Edward M. Fitzgerald	2009	348,000	143,000		102,960	—	32,191	626,152
Senior Vice President, Chief	2008	348,000	131,000		183,560	—	64,091	726,651
Financial Officer and Treasurer	2007	329,000	115,000		—	323,500	24,463	791,963

David L. Berstein, Esq.	2009	342,000	113,000		62,040	—	44,531	561,571
Senior Vice President, Chief Intellectual Property Officer

Daniel M. Bollag, Ph.D. (4)	2009	312,500	283,000	(5)	85,000	67,290	24,543	772,333
Senior Vice President, Regulatory Affairs and Quality

Timothy P. Clackson, Ph.D.	2009	350,000	168,000		120,120	44,613	30,559	713,291
Senior Vice President, Chief	2008	350,000	158,000		183,560	—	35,161	726,721
Scientific Officer	2007	333,000	117,000		—	323,500	25,200	798,700

(1)	Unless otherwise indicated, the amounts included under “Bonus” reflect deferred performance awards under our 2005 Executive Compensation Plan granted in March 2010 in respect of performance for the year ended December 31, 2009; in March 2009 in respect of performance for the year ended December 31, 2008; and in April 2008 in respect of performance for the year ended December 31, 2007. The award for 2009 performance vests 33.3% on each anniversary of the award date, subject to the executive remaining employed on such date, and will be payable in installments on the third and fourth anniversary of the grant date, subject to later payments at the executive’s election. The awards for 2008 and 2007 performance vest 25% on each anniversary of the award date, subject to the executive remaining employed on such date, and will be payable in installments on the fourth and fifth anniversary of the grant date, subject to later payment at the executive’s election. See “Non-qualified Deferred Compensation in 2009” located elsewhere in this Proxy Statement for more details.

(2)	The amounts included under “Stock Awards” and “Option Awards” represent the aggregate grant date fair value for stock awards and option awards granted during fiscal years 2009, 2008, and 2007, respectively, computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair value of the stock awards and option awards are set forth in the note to our audited consolidated financial statements titled “Stock-Based Compensation” included in our Annual Report on Form 10-K for the respective fiscal year.

(3)	Amounts included under “All Other Compensation” for 2009 consist of: (i) imputed interest on the present value of lump sum payments due upon retirement from ARIAD related to the amendment in 2008 of our sabbatical policy (described under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” located elsewhere in this Proxy Statement) reflecting the dollar amount recognized as expense for financial statement reporting purposes at December 31, 2009 ($36,945 for Dr. Berger, $5,641 for Mr.

Fitzgerald, $16,172 for Mr. Berstein, and $1,111 for Dr. Clackson); (ii) matching contributions to our defined contribution retirement savings plan ($7,350 for each of Dr. Berger, Mr. Fitzgerald, Mr. Berstein, Dr. Bollag, and Dr. Clackson); and (iii) other compensation ($36,295 for Dr. Berger, $19,200 for Mr. Fitzgerald, $21,008 for Mr. Berstein, $17,193 for Dr. Bollag, and $22,098 for Dr. Clackson) consisting of the cost of supplemental long-term disability and long-term care insurances, an annual auto allowance, and tax preparation services for Dr. Berger, Mr. Berstein, Dr. Bollag, and Dr. Clackson.

(4)	Dr. Bollag joined ARIAD in January 2009.

(5)	This consists of a $150,000 cash payment in 2009 made as an inducement to join ARIAD, as well as a deferred performance award for performance during 2009.
Grants of Plan-Based Awards in 2009
The following table shows information regarding grants of equity awards that were made during the year ended December 31, 2009 to each of the named executive officers. All awards were made under our 2006 Long-Term Incentive Plan. There were no grants of non-equity incentive plan awards to the named executive officers during 2009.

		All Other Stock		All Other Option
		Awards:		Awards: Number of		Grant Date Fair
		Number of		Securities	Exercise or Base	Value of Stock and
		Shares of Stock		Underlying Options	Price of Option	Option Awards
	Grant Date	or Units (#)		(#)	Awards ($/sh)	(1)

Harvey J. Berger, M.D.	03/10/09	235,000	(2)	—	—	$305,500
	03/10/09	160,000	(3)	—	—	208,000
Edward M. Fitzgerald	03/19/09	78,000	(4)	—	—	102,960
David L. Berstein, Esq.	03/19/09	47,000	(4)	—	—	62,040
Daniel M. Bollag, Ph.D.	03/10/09	—		75,000	1.30	67,290
	06/19/09	50,000	(5)	—	—	85,000
Timothy P. Clackson, Ph.D.	03/19/09	91,000	(4)	—	—	120,120
	12/08/09	—		25,000	2.62	44,613

(1)	The grant date fair values of the awards have been determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of these awards are set forth in Note 13 to our audited financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010.

(2)	This award of restricted stock was subject to ARIAD’s right to repurchase such shares at a cost of $0.001 per share until March 10, 2010. No consideration was paid by Dr. Berger for this award.

(3)	This award of restricted stock units vests as to 100% of the award on March 10, 2012 at which time the underlying shares of common stock will be delivered to the recipient, so long as the recipient is still an employee of ARIAD. No consideration was paid by the recipient for this award.

(4)	These awards are in the form of restricted stock units that vest as to 100% of the awards on March 19, 2012 at which time the underlying shares of common stock will be delivered to the recipient, so long as the recipient is still an employee of ARIAD. No consideration was paid by the recipients for these awards.

(5)	This award is in the form of restricted stock units which vest as to 100% of the award on April 11, 2011 at which time the underlying shares of common stock will be delivered to the recipient, so long as the recipient is still an employee of ARIAD. No consideration was paid by the recipient for this award.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment agreements with our named executive officers provide for base salary, annual bonus opportunities, participation in our benefit plans, the opportunity to receive equity awards, and post-termination benefits and obligations.
Dr. Berger’s employment agreement, as currently in effect, has a term that expires on December 31, 2013, subject thereafter to automatic renewal for successive three-year terms absent notice to the contrary by either party, and following a change in control (as defined in the agreement), until the earlier of the expiration of the then current term or the second anniversary of the date on which the change in control occurs. The employment agreements with our other named executive officers provide for terms expiring on December 31st of the year indicated below, subject thereafter to automatic renewal for successive one-year terms absent notice to the contrary by either party.

Expiration of
Employment
Agreement

Harvey J. Berger, M.D.	2013
Edward M. Fitzgerald	2012
David L. Berstein, Esq.	2011
Daniel M. Bollag, Ph.D.	2010
Timothy P. Clackson, Ph.D.	2012
Each employment agreement specifies a minimum level of base salary for the executive, but gives our Compensation Committee authority to increase the executive’s base salary from time to time.
Dr. Berger’s employment agreement, as currently in effect, provides that we shall pay him a discretionary target cash bonus of fifty percent of his then current salary, with the actual amount determined by our Board. For 2007, 2008, and 2009, the Board awarded shares of our common stock to Dr. Berger instead of cash bonuses or deferred compensation awards. The employment agreements for the other named executive officers provide for discretionary bonuses of up to thirty percent of their then current salaries, payable in the form of stock options, stock awards, deferred compensation or cash, as determined by our Board. Payment of all bonuses awarded to such officers for 2007, 2008, and 2009 have been deferred under the terms of our 2005 Executive Compensation Plan.
The employment agreements also provide that each executive is entitled to, among other things, participation in any incentive, stock award or bonus plan, pension, group insurance, and fringe benefits on the same basis as executives at a comparable level; group health, disability and life insurance; paid vacation; an auto allowance of $750 per month; standard tax preparation and planning services; reimbursement of business expenses; indemnification and directors’ and officers’ insurance coverage; and for executives who had received credit under our sabbatical policy prior to its termination in 2008, a lump sum payment upon termination of employment in good standing equal to three months of their base salary for each sabbatical that was fully earned under the policy as of December 31, 2008. In addition, Dr. Berger’s employment agreement provides him with medical malpractice insurance with coverage reasonably satisfactory to Dr. Berger and legal costs to enforce the employment agreement on an as-incurred basis subject to repayment if we prevail.
The employment agreements with our named executive officers also provide for severance payments upon termination of employment by us without cause, termination by the executive for material breach of the agreement by us, non-renewal (for Dr. Berger only) or termination in connection with a change in control. Dr. Berger’s agreement also provides for a tax gross-up in the event that any amounts payable by us or our successor are subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code. See “Potential Payments upon Termination or Change in Control” for a description of these provisions in the employment agreements.
Outstanding Equity Awards at December 31, 2009
The following table lists the outstanding equity awards at December 31, 2009 for each of the named executive officers:

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities				Number of		Market Value
	Underlying		Underlying				Shares or Units		of Shares or
	Unexercised		Unexercised		Option	Option	of Stock That		Units of Stock
	Options (#)		Options (#)		Exercise	Expiration	Have Not		That Have Not
Name	Exercisable(1)		Unexercisable(1)		Price ($)	Date	Vested (#)		Vested ($)(2)

Harvey J. Berger, M.D.	50,000		—		13.81	06/08/10
	20,837		—		4.80	07/26/11
	24,691		—		4.05	06/13/12
	150,000		—		5.23	09/09/14
	150,000		—		7.56	10/04/15
	120,000		120,000	(4)	4.64	03/06/17
	25,000	(3)	—		4.49	04/16/17
							104,000	(5)	237,120
							235,000	(6)	535,800
							160,000	(7)	364,800

Edward M. Fitzgerald	100,000		—		4.63	05/06/12
	33,000		—		3.90	08/15/13
	50,000		—		5.23	09/09/14
	60,000		—		7.56	10/04/15
	50,000		50,000	(8)	4.49	04/16/17
							52,000	(5)	118,560
							78,000	(9)	177,840

David L. Berstein, Esq.	35,000		—		13.81	06/08/10
	60,000		—		5.65	06/07/11
	50,000		—		4.19	06/18/12
	33,000		—		3.90	08/15/13
	20,000	(3)	—		7.44	06/23/14
	50,000		—		5.23	09/09/14
	60,000		—		7.56	10/04/15
	50,000		50,000	(8)	4.49	04/16/17
							22,000	(5)	50,160
							47,000	(9)	107,160

Daniel M. Bollag, Ph.D.	—		75,000	(10)	1.30	03/10/19	50,000	(5)	114,000

Timothy P. Clackson, Ph.D.	25,000		—		13.81	06/08/10
	60,000		—		5.65	06/07/11
	25,000		—		4.05	06/13/12
	50,000		—		4.19	06/18/12
	33,000		—		3.90	08/15/13
	7,500		—		6.39	09/23/13
	20,000		—		7.44	06/23/14
	55,000		—		5.23	09/09/14
	57,500		—		7.56	10/04/15
	50,000		50,000	(8)	4.49	04/16/17
	25,000	(3)			2.62	12/18/19
							52,000	(5)	118,560
							91,000	(9)	207,480

(1)	Options have ten-year terms. Unless otherwise indicated, the options reported in this table vest 25% per year over the four year period following the date of grant.

(2)	The market value of the stock awards is determined by multiplying the number of shares by $2.28, the closing price of our common stock on The NASDAQ Global Market on December 31, 2009, the last day of our most recently completed fiscal year.

(3)	These options were granted pursuant to our program to grant options to employees and directors upon reaching ten or fifteen years of service with ARIAD. These options are fully vested upon grant and have a term of ten years.

(4)	These options vest as to one-half of the balance on each of March 6, 2010 and 2011.

(5)	These restricted stock units vest as to 100% of the awards on April 11, 2011 at which time the underlying shares of common stock will be delivered to the recipient so long as the recipient is still an employee of ARIAD.

(6)	These restricted shares were subject to ARIAD’s right to repurchase such shares at a cost of $0.001 per share until March 10, 2010.

(7)	These restricted stock units vest as to 100% of the award on March 10, 2012, at which time the underlying shares of common stock will be delivered to the recipient so long as the recipient is still an employee of ARIAD.

(8)	These options vest as to one-half of the balance on each of April 16, 2010 and 2011.

(9)	These restricted stock units vest as to 100% of the awards on March 19, 2012, at which time the underlying shares of common stock will be delivered to the recipient so long as the recipient is still an employee of ARIAD.

(10)	These options vest as to one-quarter of the balance on each of March 10, 2010, 2011, 2012, and 2013.
Option Exercises and Stock Vested in 2009
The following table contains information regarding stock awards that vested during the year ended December 31, 2009 held by our named executive officers. There were no stock options exercised by our named executive officers during 2009.

	Option Awards		Stock Awards
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

Harvey J. Berger, M.D.	—	—	82,500	$115,500 (1)

(1)	This represents shares of restricted stock granted to Dr. Berger on April 11, 2008, which were subject to a right of repurchase by ARIAD that expired on Saturday, April 11, 2009. The value realized is calculated by multiplying the number of vested shares times $1.40, the closing price of our common stock on April 13, 2009, which was the first trading day following the date the shares vested.
Non-qualified Deferred Compensation in 2009
The following table contains information about the participation of our named executive officers in our 2005 Executive Compensation Plan as of and for the year ended December 31, 2009.

				Aggregate	Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Balance at
Name	Contributions ($)	Contributions ($) (1)	Earnings ($)(2)	Distributions ($)	Year End ($)(3)

Harvey J. Berger, M.D.	—	—	—	—	—
Edward M. Fitzgerald	—	143,000	69,914	(98,407)	718,713
David L. Berstein, Esq.	—	113,000	52,441	(98,445)	550,573
Daniel M. Bollag, Ph.D.	—	133,000	—	—	133,000
Timothy P. Clackson, Ph.D.	—	168,000	74,894	(92,771)	781,333

(1)	Represents amounts awarded in March 2010 in respect of performance for the year ended December 31, 2009. These amounts are reported in the “Bonus” column of the Summary Compensation Table for fiscal year 2009, located elsewhere in this Proxy Statement, and are required to be deferred by their terms.

(2)	No portion of the amounts listed in the “Aggregate Earnings” column was reported as compensation in 2009 in the Summary Compensation Table.

(3)	No portion of the amounts listed in the “Aggregate Balance at Year End” column has been previously reported as compensation in the Summary Compensation Table for prior years.
The 2005 Executive Compensation Plan is an unfunded, non-qualified, deferred compensation plan and is intended to comply with the requirements of Section 409A of the Code. The Compensation Committee may from time to time in its sole discretion allow participants to defer payment of part of their compensation under the 2005 Executive Compensation Plan on a pre-tax basis. In addition, the Compensation Committee may elect to issue awards under the 2005 Executive Compensation Plan to participants either as performance-based awards (which it has historically done in lieu of cash bonus payments for each of our officers other than our chief executive officer) or on an ad hoc basis. Deferred amounts are subject to certain vesting requirements (other than for salary deferrals) and payment provisions as specified at the time of the deferral. The terms of awards, including the acceleration or modification of vesting terms, are determined by our Compensation Committee in its sole discretion. Amounts that are not vested as of the time of a participant’s separation from service are forfeited. Vesting of unvested amounts may be accelerated in connection with a change in control at the Compensation Committee’s discretion. The value of amounts deferred under the 2005 Executive Compensation Plan is increased or decreased over time based on the actual total return of specified mutual funds. Participants may choose to receive payment of their vested benefits in either a lump sum or annual installments (but not to exceed twenty years) at either a specified date, upon the first anniversary of their separation from service, or the earlier of these two dates. A participant may subsequently change the form of payment or elect to defer the timing of payment, within certain limits, provided the change is elected at least twelve months before the previously scheduled date for commencement of payment. Any changes to the timing of payment must be deferred for at least five additional years.
Potential Payments upon Termination or Change in Control
Chief Executive Officer
The following is a summary of the severance and change in control benefits payable solely with respect to Dr. Berger, our Chief Executive Officer, under the terms of his employment agreement as they existed on December 31, 2009. In April 2010, our Compensation Committee approved amendments to Dr. Berger’s employment agreement. The severance and change in control benefits under the amended agreement in effect after April 2010 are summarized at the end of this section.
Employment Termination without Cause (as of December 31, 2009)
If we terminate Dr. Berger’s employment without cause, we are obligated to:
•	Accelerate the vesting of all stock options, stock grants, and similar equity rights and provide for continued exercisability of all awards through their original terms with all rights; and

•	Make a cash lump sum payment equal to the greater of:
–	any remaining salary payable during the term (including ten percent annual increases in salary) plus the maximum possible bonus for each year remaining in the term, or

–	an amount equal to two times the sum of the executive’s current base salary and maximum bonus for the then-current year of employment.
“Cause” for purposes of Dr. Berger’s employment agreement consists of:
•	willful neglect of duties following written notice and a 30 day opportunity to correct,

•	conviction of a felony involving moral turpitude, or

•	any act of fraud or embezzlement involving us or any of our affiliates.
Any determination of cause requires at least a two-thirds vote of the entire Board.

Dr. Berger may terminate his employment agreement upon the occurrence of any of the following events, and such termination is treated as a termination of Dr. Berger’s employment without cause:
•	A material reduction of duties or authority that continues for 30 days;

•	An uncured material breach of the employment agreement or any other material agreement with the Company that continues for 30 days;

•	Dr. Berger is no longer elected to our Board, named as Chairman and designated as our chief executive officer;

•	Dr. Berger ceases to be our highest ranking executive with the power to appoint and remove all other ARIAD employees;

•	A person other than Dr. Berger is elected ARIAD’s president;

•	The retention of any senior executive officer by ARIAD, or an offer to pay compensation to any senior executive officer that in either case is unacceptable to Dr. Berger, in his reasonable judgment; or

•	We file for bankruptcy or similar proceedings or an involuntary petition is commenced against us.
Non-Renewal (as of December 31, 2009)
If we do not renew Dr. Berger’s employment agreement at the end of its term, we are obligated to make a lump sum cash payment equal to two times his annual salary for the final year of the term. Any determination not to renew Dr. Berger’s employment requires at least a two-thirds vote of the entire Board.
All Employment Terminations Except Cause and Death (As of December 31, 2009)
Dr. Berger’s employment agreement requires us to continue providing medical coverage in all group health plans for the maximum COBRA continuation period at our expense following any termination of employment other than for cause and death.
Change in Control (as of December 31, 2009)
Dr. Berger’s employment agreement provides that in the event of a “Change in Control” (as defined below), all stock, stock option, stock award and similar equity rights granted to him shall immediately vest and remain fully exercisable through their original term with all rights.
In addition, Dr. Berger has the right to terminate his employment agreement within 90 days after a Change in Control, in which case we will pay Dr. Berger the same benefits as if we had terminated his employment without cause. Alternatively, if Dr. Berger elects to continue his employment agreement, then he will be paid a single lump sum cash payment equal to the sum of his then-current salary plus the bonus for the most recently completed full year of employment.
A tax gross-up will be paid on Dr. Berger’s behalf if any amounts payable by us (or our successor) become subject to excise taxes under Sections 280G and 4999 of the Code.
Generally, pursuant to Dr. Berger’s employment agreement, a Change in Control occurs if:
•	Any person makes a tender or exchange offer for our common stock pursuant to which such person acquires 25% or more of our issued and outstanding common stock;

•	Our stockholders approve a definitive agreement to merge or consolidate ARIAD with or into another corporation, or to sell or otherwise dispose of all or substantially all of our assets; or

•	Any person acquires more than 25% of our issued and outstanding voting securities.

The following table sets out the estimated potential payments upon termination or a Change in Control for Dr. Berger, based on the assumptions discussed above.

Dr. Berger

						Continuation of
				Termination		Employment
			Termination by	within 90 days		within 90 days
	Voluntary	Non-	ARIAD Without	after a Change		after a Change
Payments and Benefits	termination	Renewal	Cause	in Control		in Control

Severance benefits:
Lump sum payment	$—	$1,778,882	$4,652,022	$4,652,022		$607,500
Healthcare benefits	27,454	27,454	27,454	27,454		—
Acceleration of stock awards:
Market value of stock vesting on termination (2)	—	—	1,137,720	1,137,720		1,137,720
280G Tax Gross-Up	n/a	n/a	n/a	1,988,244	(1)	n/a

Total Payment	$27,454	$1,806,336	$5,817,196	$7,805,441		$1,745,220

(1)	Based on the assumptions set forth above, Dr. Berger’s payments will result in a tax gross-up payment to him.

(2)	Does not include the value associated with vested options. There were no unvested options held by Dr. Berger that were in the money on December 31, 2009. Information about all stock options and unvested restricted shares held by Dr. Berger as of December 31, 2009 is included in the “Outstanding Equity Awards at December 31, 2009” table.
The amounts in the table above do not include the value of non-qualified deferred compensation benefits, the value of which as of December 31, 2009 is set forth in “Non-qualified Deferred Compensation in 2009” located elsewhere in this Proxy Statement, nor do they include the value of the lump sum payment payable under our now terminated sabbatical policy, as described in subsection “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.”
In April 2010, our Compensation Committee approved amendments to Dr. Berger’s employment agreement. The following is a summary of the severance and change in control benefits provided to Dr. Berger, our Chief Executive Officer, under the terms of his employment agreement as amended in April 2010.
Employment Termination without Cause (After April 2010)
If we terminate Dr. Berger’s employment without “cause” or Dr. Berger terminates his employment for “good reason,” each as defined below, we are obligated to:
•	Accelerate the vesting of all stock options, stock grants, and similar equity rights and provide for continued exercisability of all awards through their original terms with all rights, and

•	Make a cash lump sum payment equal to the sum of three times the executive’s current base salary and three times the bonus amount paid for the preceding year, provided that such bonus amount shall not be less than 50% of the executive’s salary.
“Cause” for purposes of Dr. Berger’s employment agreement consists of:
•	Willful neglect of duties following written notice and a 30 day opportunity to correct,

•	Conviction of a felony involving moral turpitude, or

•	Any act of fraud or embezzlement involving us or any of our affiliates.
Any determination of cause requires at least a two-thirds vote of the entire Board.

Termination for “good reason” for purposes of Dr. Berger’s employment agreement consists of:
•	A material reduction of duties or authority that continues for 30 days,

•	An uncured material breach of the employment agreement or any other material agreement with the Company that continues for 30 days,

•	A “Change in Control” (as defined below) occurs and Dr. Berger is not the chief executive officer of the surviving corporation,

•	Dr. Berger is no longer elected to our Board, named as Chairman and designated as our chief executive officer,

•	Dr. Berger ceases to be our highest ranking executive with the power to appoint and remove all other ARIAD employees,

•	A person other than Dr. Berger is elected ARIAD’s president,

•	The retention of any senior executive officer by ARIAD, or an offer to pay compensation to any senior executive officer that in either case is unacceptable to Dr. Berger, in his reasonable judgment, or

•	We file for bankruptcy or similar proceedings or an involuntary petition is commenced against us.
Non-Renewal (After April 2010)
If we do not renew Dr. Berger’s employment agreement at the end of its term, we are obligated to make a lump sum cash payment equal to two times his annual salary for the final year of the term. Any determination not to renew Dr. Berger’s employment requires at least a two-thirds vote of the entire Board.
All Employment Terminations Except Cause and Death (After April 2010)
Dr. Berger’s employment agreement requires us to continue providing medical coverage in all group health plans for the maximum COBRA continuation period at our expense following any termination of employment other than for cause and death.
Change in Control (After April 2010)
Dr. Berger’s employment agreement provides that in the event of a “Change in Control” (as defined in this subsection), all stock, stock option, stock award and similar equity rights granted to him shall immediately vest and remain fully exercisable through their original term with all rights.
In addition, Dr. Berger has the right to terminate his employment agreement for “good reason” if a Change in Control occurs and he is not the chief executive officer of the surviving corporation, in which case we will pay Dr. Berger the same benefits as if we had terminated his employment without cause. Dr. Berger’s agreement also provides that, following a Change in Control, his term of employment will continue until the earlier of the existing term or two years and one day following the Change in Control.
A tax gross-up will be paid on Dr. Berger’s behalf if any amounts payable by us (or our successor) become subject to excise taxes under Sections 280G and 4999 of the Code.
Generally, pursuant to Dr. Berger’s employment agreement, a Change in Control occurs if:
•	Any person makes a tender or exchange offer for our common stock pursuant to which such person acquires 40% or more of our issued and outstanding common stock,

•	A merger or consolidation of ARIAD, other than a merger or consolidation of ARIAD in which our voting securities prior to the transaction continue to represent more than 50% of the total voting power of the surviving corporation, or the sale or disposition of all or substantially all of our assets, or

•	Any person acquires more than 40% of our issued and outstanding voting securities.
Other Named Executive Officers
The following is a description of the potential payments upon termination or change in control with respect to the named executive officers other than Dr. Berger:
Employment Termination without Cause
If we terminate the employment of a named executive officer other than Dr. Berger without cause, we are obligated to continue payment of the executive’s then current salary for the remainder of the applicable employment agreement term; accelerate vesting of all stock, stock options, stock awards, and similar equity awards granted to the executive that would have otherwise vested during the term, subject to the normal post termination exercise period; and continue payment of all benefits covered under COBRA for up to one year.
“Cause” for purposes of the other named executive officers’ employment agreements consists of:
•	The officer’s failure to perform any of his material duties,

•	The conviction of any felony involving moral turpitude,

•	Any acts of fraud or embezzlement involving us or any of our affiliates,

•	Violation of any law or regulation related to our business,

•	A conflict of interest,

•	Conduct that could result in unfavorable publicity for us in a material way,

•	Failure to comply with our written policies, or

•	Breach of the terms of the employment agreement.
The executive officer has a right to cure any conduct that constitutes cause, if curable, within 30 days after receiving written notice.
For purposes of determining payments upon termination, a termination of the employment agreement by the named executive officer due to an uncured breach by us of the employment agreement is treated as a termination of the executive’s employment without cause.
Non-Renewal
If we do not renew the employment agreement of a named executive officer other than Dr. Berger, no severance benefit is payable.
Change in Control
In the event that a named executive officer, other than Dr. Berger, terminates his employment agreement within 90 days after a “Change in Control” (as defined in this subsection), we are obligated to accelerate the vesting of all stock options, stock grants and similar equity rights and provide for continued exercisability of all awards through their original terms with all rights. We are also obligated to continue to pay the named executive officer their then current salary for the shorter of six months or the remaining period of the applicable term.
The Change in Control definition with respect to the employment agreements for the other named executive officers is the same as the employment agreement for Dr. Berger except that the threshold for a tender offer or an acquisition of our stock is outlined in the discussion as in Dr. Berger’s agreement (as of December 31, 2009) or forty percent as in Dr. Berger’s agreement (after April 2010).
The following tables set out the estimated potential payments upon termination or a change in control for Mr. Fitzgerald, Mr. Berstein, Dr. Bollag, and Dr. Clackson, based on the assumptions following the table.

The total of continued payments in the case of termination by ARIAD without cause in the tables below reflect the remaining terms of the employment agreements with each of these executives. The footnotes to all of the tables follow the last table.

Mr. Fitzgerald

			Termination by	Termination within
	Voluntary	Termination	ARIAD Without	90 days after a
Payments and benefits	Termination (1)	for Cause (1)	Cause	Change in Control

Severance benefits:
Total of continued payments	$—	$—	$1,044,000	$174,000
Healthcare benefits	—	—	18,303	—
Non-qualified benefits (2)	—	—	—	478,128
Acceleration of stock and option awards:
Market value of stock and option vesting on termination (3)	—	—	296,400	296,400

Total Payment	$—	$—	$1,358,703	$948,528

Mr. Berstein

			Termination by	Termination within
	Voluntary	Termination	ARIAD Without	90 days after a
Payments and benefits	Termination(1)	for Cause(1)	Cause	Change in Control

Severance benefits:
Total of continued payments	$—	$—	$684,000	$171,000
Healthcare benefits	—	—	—	—
Non-qualified benefits (2)	—	—	—	329,875
Acceleration of stock awards:
Market value of stock vesting on termination (3)	—	—	50,160	157,320

Total Payment	$—	$—	$734,160	$658,195

Dr. Bollag

			Termination by	Termination within
	Voluntary	Termination	ARIAD Without	90 days after a
Payments and benefits	Termination (1)	for Cause (1)	Cause	Change in Control

Severance benefits:
Total of continued payments	$—	$—	$325,000	$162,500
Healthcare benefits	—	—	18,303	—
Non-qualified benefits (2)	—	—	—	133,000
Acceleration of stock and option awards:
Market value of stock and option vesting on termination (3)	—	—	18,375	187,500

Total Payment	$—	$—	$361,678	$483,000

Dr. Clackson

			Termination by	Termination within
	Voluntary	Termination	ARIAD Without	90 days after a
Payments and benefits	Termination (1)	for Cause(1)	Cause	Change in Control

Severance benefits:
Total of continued payments	$—	$—	$1,050,000	$175,000
Healthcare benefits	—	—	18,303	—
Non-qualified benefits (2)	—	—	—	541,299
Acceleration of stock awards:
Market value of stock vesting on termination (3)	—	—	326,040	326,040

Total Payment	$—	$—	$1,394,343	$1,042,339

(1)	Does not include the value of non-qualified deferred compensation benefits under our deferred compensation plans. The value of these benefits as of December 31, 2009 is set forth in the section above entitled “Non-qualified Deferred Compensation in 2009.”

(2)	This amount represents the estimated value of unvested deferred compensation under our 2005 Executive Compensation Plan and assumes the Compensation Committee elects to accelerate the vesting.

(3)	Reflects the market value of unvested restricted stock units as of December 31, 2009. Does not include the value associated with vested options. Information about stock options and unvested restricted stock units as of December 31, 2009 is included in the “Outstanding Equity Awards at December 31, 2009” table.
The amounts in the above tables do not include the value of the lump sum payments payable to Messrs. Fitzgerald and Berstein and Dr. Clackson under our now terminated sabbatical policy, as described in the “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” above.
Assumptions Regarding Post Termination Payment Tables
The tables presented on the preceding pages were prepared as though each named executive officer’s employment was terminated on December 31, 2009 using the closing price of our common stock on that date ($2.28). The amounts under the column labeled “Termination within 90 Days after a Change in Control,” and “Continuation of Employment within 90 Days after a Change in Control” assume that a change in control occurred on December 31, 2009. We are required by the SEC to use these assumptions. With those assumptions taken as a given, we believe that the remaining assumptions listed below, which are necessary to produce these estimates and reflect solely ARIAD’s interpretation of its contractual obligations, are reasonable in the aggregate. However, the executives’ employment was not terminated on December 31, 2009, and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price of our common stock, or if any assumption is not correct in fact.
The following assumptions were used for these tables.
•	Base amount calculations for Section 280G tax gross-up are based on Dr. Berger’s taxable wages (Form W-2, Box 1) for the years 2004 through 2008.

•	Dr. Berger was assumed to be subject to the maximum federal and Massachusetts income and other payroll taxes, aggregating to a net combined effective tax rate of 39.6% when calculating the excise tax gross-up.

•	In determining Dr. Berger’s estimated severance benefits, the salary for his year of employment termination equals his then current salary, and his salary for any additional years remaining in the term equals his salary increased by ten percent per year as required under his employment agreement.

•	Stock options and stock appreciation rights vested on December 31, 2009 with respect to a change in control for Dr. Berger or a termination of employment without cause by us, death or disability.

•	Restricted stock, restricted stock units and stock options that become vested due to a change in control or termination of employment are valued in the tables above based on their intrinsic value on December 31, 2009 (i.e., the difference between the stock’s fair market value and the exercise or purchase price, if any).
EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2009:

Number of
	Securities to be	Weighted	Number of Securities
	Issued Upon	Average Exercise	Remaining Available for
	Exercise of	Price of	Future Issuance Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(excluding securities reflected
Plan Category	and Rights	and Rights	in first column)

Equity Compensation Plans Approved by Securityholders	9,173,171 (1)	$3.84	7,911,967 (2)

Equity Compensation Plans not Approved by Securityholders	N/A	N/A	N/A

Total	9,173,171 (1)	$3.84	7,911,967 (2)

(1)	Consists of options to purchase 362,854 shares of common stock granted under our 1991 Stock Option Plans for Employees, Consultants, and Directors, options to purchase 3,212,962 shares of common stock and 10,000 restricted stock units granted under our 2001 Stock Plan, and options to purchase 4,108,355 shares of common stock and 1,479,000 restricted stock units granted under our 2006 Long-Term Incentive Plan.

(2)	Consists of 7,119,167 shares available for issuance under our 2006 Long-Term Incentive Plan and 792,800 shares available for issuance under our 1997 Employee Stock Purchase Plan.

AUDIT COMMITTEE REPORT
The following is the report of the Audit Committee with respect to ARIAD’s audited financial statements for the year ended December 31, 2009. The information contained in this report should not be deemed “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act except to the extent that ARIAD specifically incorporates it by reference into that filing.
ARIAD’s executive management is responsible for our financial statements, financial reporting process and internal accounting, financial reporting, and disclosure controls. Our independent registered public accounting firm is responsible for performing an audit of our annual consolidated financial statements and expressing an opinion as to the fair presentation of such financial statements in conformity with generally accepted accounting principles, performing an audit of our system of internal control over financial reporting and expressing an opinion on the effectiveness thereof based on its audit, reviewing our quarterly consolidated financial statements, and other procedures as approved by the Audit Committee. The Audit Committee is responsible for overseeing and reviewing these processes.
In connection with fulfilling its responsibilities with respect to our consolidated financial statements for the year ended December 31, 2009, the Audit Committee reviewed and discussed the audited financial statements and related footnotes and other disclosures with management and the independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”). The Audit Committee also reviewed with management our financial reporting processes and internal accounting, financial reporting and disclosure controls, including those related to compliance with legal and regulatory requirements that affect its financial reporting and disclosure obligations. This review included discussion with Deloitte regarding the results of its audit of our consolidated financial statements and our system of internal control over financial reporting, as well as the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) AU380, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communication with Audit Committees. The Audit Committee has also reviewed the written disclosures and letter from Deloitte regarding its communications with the Audit Committee concerning independence, as required by the PCAOB, and has discussed with Deloitte its independence from ARIAD. The Audit Committee has considered whether the provision of non-audit services by Deloitte to us is compatible with maintaining Deloitte’s independence. The Audit Committee has concluded that Deloitte is independent from ARIAD and its management. Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.
Throughout 2009, the Audit Committee met on a regular basis with management and Deloitte. In these meetings, in addition to the review of the quarterly consolidated financial statements to be included in Forms 10-Q, the Audit Committee reviewed and discussed the critical accounting policies and significant judgments made by management in the preparation of our financial statements, the ongoing review, testing and assessment of the adequacy of internal controls, proposed changes to auditing and accounting principles and practices, and the effect of regulatory and accounting initiatives that may affect us. The Audit Committee also reviewed and approved all audit and non-audit services and the fees related thereto, and addressed other matters as outlined in its charter. In addition, the Audit Committee reviewed and reassessed the adequacy of its charter.
The Audit Committee has reviewed and evaluated the qualifications and performance of Deloitte as ARIAD’s independent registered public accounting firm. Based on this review and evaluation, the Audit Committee has selected Deloitte to serve as our independent registered public accounting firm through the audit of our consolidated financial statements for the year ending December 31, 2010 and system of internal control over financial reporting as of December 31, 2010.
Members of the Audit Committee

Wayne Wilson (Chair)	Jay R. LaMarche	Massimo Radaelli, Ph.D.

PROPOSALS TO BE VOTED UPON BY STOCKHOLDERS
PROPOSAL 1
Election of Two Class 1 Directors to Hold Office until the 2013 Annual Meeting
Our certificate of incorporation, as amended, provides that our Board of Directors shall fix the number of directors. Our Board currently has seven members and is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.
Two directors are proposed to be elected at the 2010 annual meeting. The terms of Athanase Lavidas, Ph.D. and Massimo Radaelli, Ph.D. expire this year and our Board has nominated each of them for a three-year term that will expire at the annual meeting in 2013. Dr. Lavidas was last elected by stockholders at the 2007 annual meeting to serve his term through the 2010 annual meeting. Dr. Radaelli was appointed by the Board in 2008 to serve his term through the 2010 annual meeting.
It is intended that, if no contrary specification is made, the persons named as proxies shall vote for the nominees named below. Our Board of Directors believes that both of the nominees will be available and able to serve as directors, but if for any reason any of the nominees should not be available to stand for election or be able to serve, the proxies received will be voted for substitute nominees to be designated by the Board or, if the Board does not identify substitute nominees, proxies will be voted for a lesser number of nominees. In no event will the proxies be voted for more than two nominees.
Vote Required
A plurality of the votes cast at the Annual Meeting will be required to elect the two nominees as Class 1 directors.
Recommendation
The Board of Directors recommends that you vote “FOR” the election of Athanase Lavidas, Ph.D., and Massimo Radaelli, PhD., as Class 1 directors.

PROPOSAL 2
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) to be our independent registered public accounting firm for the year ending December 31, 2010. Our Board of Directors has ratified this selection. Deloitte has served as our independent registered public accounting firm since 1991. Deloitte has advised us that it does not have any direct or indirect financial interest in ARIAD. Representatives of Deloitte are expected to attend the Annual Meeting and will be given the opportunity to make a statement if they so choose. They will also be available to respond to appropriate questions raised by those in attendance at the Annual Meeting.
Before it selected Deloitte as our independent registered public accounting firm, our Audit Committee carefully considered the qualifications of Deloitte, including the firm’s performance in prior years, the competence of personnel assigned to our engagement and its reputation for integrity, quality, and competence in the fields of accounting and auditing. Our Audit Committee also considered whether Deloitte’s provision of non-audit services to ARIAD is compatible with that firm’s independence.
Stockholders will be asked at the Annual Meeting to ratify the selection of Deloitte. If the stockholders ratify the selection of Deloitte, our Audit Committee may still, in its discretion, decide to appoint a different independent registered public accounting firm at any time during the year 2010, if it concludes that such a change would be in the best interests of ARIAD and our stockholders. If the stockholders fail to ratify the selection, our Audit Committee will reconsider, but not necessarily rescind the retention of Deloitte.
Audit and Non-Audit Fees
For the fiscal years ending December 31, 2009 and 2008, we paid Deloitte the following fees:

	2009	2008

Audit Fees	$347,306	$338,500
Audit-Related Fees	25,000	24,000
Tax Fees	64,286	390,829
All Other Fees	16,500	56,755

Total	$453,092	$810,134

Audit Fees include fees for audit of our annual financial statements, the review of our quarterly financial statements included in reports on Form 10-Q, the review of SEC filings, including Deloitte’s consents, and the audit of our system of internal control over financial reporting. Audit-Related Fees include fees for the audits of employee benefit plan financial statements. Tax Fees include fees for preparation of tax returns as well as tax planning and advice. All Other Fees include fees for consultation regarding accounting and financial reporting matters during the year. All of the services set forth above were approved by our Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors
Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
On a quarterly basis, management submits a report to our Audit Committee for their approval, outlining the services planned or anticipated to be rendered by the independent registered public accounting firm, and the estimated fees for such services, within the following two calendar quarters. The services are outlined according to the four categories of services defined above, (i.e. Audit, Audit-Related, Tax and All Other). Actual fees incurred relative to estimated fees are reported to our Audit Committee each quarter.
To ensure prompt consideration of unexpected services, our Audit Committee has delegated authority to the Chair of our Audit Committee to pre-approve services to be rendered. Any such actions taken by the Chair must be reported to our Audit Committee at its next scheduled meeting.
Vote Required
A majority of the votes cast at the Annual Meeting will be required to ratify the selection of Deloitte as our independent registered public accounting firm for 2010.
Recommendation
The Board of Directors recommends that the stockholders vote “FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and proxies solicited by the Board of Directors will be voted in favor thereof, unless a stockholder has indicated otherwise on the proxy.

OTHER INFORMATION
Section 16(A) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file reports of securities ownership and changes in that ownership with the SEC. Officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of the forms furnished to us and written representations that no other forms were required, ARIAD believes that all Section 16(a) filing requirements were timely met during the fiscal year ended December 31, 2009.
Future Stockholder Proposals
Any stockholder proposal intended for inclusion in ARIAD’s proxy materials for the 2011 annual meeting of stockholders should be sent to the Secretary and must be received by ARIAD at its offices of 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, by January 14, 2011. If a stockholder intends to present a proposal at the 2011 annual meeting of stockholders without including it in ARIAD’s proxy materials, that stockholder must comply with the advance notice provisions of ARIAD’s By-Laws. Those provisions require that ARIAD receive the proposal at its offices at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, attention Corporate Secretary, not earlier than January 25, 2011 and not later than February 24, 2011.
Annual Report on Form 10-K
At no charge, we are providing each person from whom a proxy is solicited a copy of, or access to, our Annual Report on Form 10-K for the year ended December 31, 2009. The Annual Report is also available on the Investors/News section of our website at www.ariad.com under the heading “SEC Filings.” To receive a printed copy of the Form 10-K (excluding exhibits) at no charge, please write to Investor Relations, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234 or by e-mail to investor@ariad.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.
Miscellaneous
The Board, at the time of the preparation of this Proxy Statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not thereafter revoked in accordance with their best judgment.

By Order of the Board of Directors,

Raymond T. Keane, Esq.
Secretary

April 30, 2010

ARIAD PHARMACEUTICALS, INC.
26 LANDSDOWNE STREET
CAMBRIDGE, MA 02139
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 23, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by ARIAD Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 23, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ARIAD Pharmaceuticals, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M25155-P96890	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARIAD PHARMACEUTICALS, INC.				To withhold authority to vote for any individual
	For	Withhold	For All	nominee(s), mark “For All Except” and write the
Summary of Proposals to be Voted Upon By Stockholders	All	All	Except	number(s) of the nominee(s) on the line below.

Proposal 1. Election of Two Class 1 Directors to Hold Office Until the 2013 Annual Meeting	☐	☐	☐

Our Board of Directors is divided into three classes of directors. This year, two current Class 1 directors have been nominated to serve until the 2013 Annual Meeting and until their successors have been duly elected and qualified. Nominated directors include:
1) Athanase Lavidas, Ph.D., who has served on our Board of Directors since September 2003.
2) Massimo Radaelli, Ph.D., who has served on our Board of Directors since October 2008.
The Board of Directors recommends that stockholders vote “FOR” Proposal 1.

Proposal 2. Ratification of Selection of Independent Registered Public Accounting Firm.	For	Against	Abstain

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2010. The Board of Directors has ratified this selection. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1991.
	☐	☐	☐
The Board of Directors recommends that stockholders vote “FOR” Proposal 2.
 For address changes and/or comments, please check this box and write them on                                    ☐
 the back where indicated.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Chairman’s Letter are available at www.proxyvote.com as well as proxy.ariad.com.

M25156-P96890

ARIAD PHARMACEUTICALS, INC.
26 Landsdowne Street
Cambridge, Massachusetts 02139
ANNUAL MEETING OF STOCKHOLDERS — JUNE 24, 2010
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, revoking all prior proxies, hereby appoints Harvey J. Berger, M.D. and Raymond T. Keane, Esq., or either of them, as Proxies, with full power of substitution of each, to vote for and on behalf of the undersigned at the 2010 Annual Meeting of Stockholders of ARIAD Pharmaceuticals, Inc. to be held at the Company’s offices at 26 Landsdowne Street, Cambridge, Massachusetts 02139 on Thursday, June 24, 2010 at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting of Stockholders, receipt of which is hereby acknowledged, and to vote on the matters set forth on the reverse side hereof, as specified by the undersigned.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 and 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
Please sign exactly as your name(s) appear(s) on the reverse side. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be signed on the reverse side)